                                                                     EXHIBIT 4.6

================================================================================

                                  $500,000,000

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                                      AMONG

                          TESORO PETROLEUM CORPORATION,
                                  AS BORROWER,

                               THE SEVERAL LENDERS
                        FROM TIME TO TIME PARTIES HERETO,

                              LEHMAN BROTHERS INC.,
                                  AS ARRANGER,

                          LEHMAN COMMERCIAL PAPER INC.,
                              AS SYNDICATION AGENT,

                                     PARIBAS
                                       AND
                       THE FIRST NATIONAL BANK OF CHICAGO,
                           AS CO-ADMINISTRATIVE AGENTS

                       THE FIRST NATIONAL BANK OF CHICAGO,
                         AS GENERAL ADMINISTRATIVE AGENT

                                    PARIBAS,
                               AS COLLATERAL AGENT

                                       AND

                            THE BANK OF NOVA SCOTIA,
                             AS DOCUMENTATION AGENT


                            DATED AS OF JULY 2, 1998

================================================================================

                                TABLE OF CONTENTS


                                                                              Page
                                                                              ----
SECTION 1. DEFINITIONS ...................................................      2
   1.1  Defined Terms ....................................................      2
   1.2  Other Definitional Provisions ....................................     27

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS ...............................     27
   2.1  Term Loan Commitments ............................................     27
   2.2  Procedure for Term Loan Borrowing ................................     28
   2.3  Repayment of Term Loans ..........................................     29
   2.4  Revolving Credit Commitments .....................................     30
   2.5  Procedure for Revolving Credit Borrowing .........................     31
   2.6  Repayment of Loans; Evidence of Debt .............................     31
   2.7  Commitment Fees, etc .............................................     32
   2.8  Termination or Reduction of Commitments ..........................     33
   2.9  Optional Prepayments .............................................     33
   2.10  Mandatory and Special Prepayments and Commitment Reductions .....     33
   2.11  Conversion and Continuation Options .............................     34
   2.12  Minimum Amounts and Maximum Number of Eurodollar Tranches .......     35
   2.13  Interest Rates and Payment Dates ................................     35
   2.14  Computation of Interest and Fees ................................     36
   2.15  Inability to Determine Interest Rate ............................     36
   2.16  Pro Rata Treatment and Payments .................................     37
   2.17  Requirements of Law .............................................     39
   2.18  Taxes ...........................................................     40
   2.19  Indemnity .......................................................     42
   2.20  Illegality ......................................................     42
   2.21  Change of Lending Office ........................................     43

SECTION 3. LETTERS OF CREDIT .............................................     43
   3.1  L/C Commitment ...................................................     43
   3.2  Procedure for Issuance of Letter of Credit .......................     44
   3.3  Fees and Other Charges ...........................................     44
   3.4  L/C Participations ...............................................     45
   3.5  Reimbursement Obligation of the Borrower .........................     46
   3.6  Obligations Absolute .............................................     46
   3.7  Letter of Credit Payments ........................................     47
   3.8  Applications .....................................................     47
   3.9  Indemnification of Issuing Banks .................................     47

SECTION 4. REPRESENTATIONS AND WARRANTIES ................................     47
   4.1  Financial Condition ..............................................     47
   4.2  No Change ........................................................     49
   4.3  Corporate Existence; Compliance with Law .........................     49
   4.4  Corporate Power; Authorization; Enforceable Obligations ..........     50
   4.5  No Legal Bar .....................................................     50

                                TABLE OF CONTENTS


                                                                              Page
                                                                              ----
   4.6  No Material Litigation ...........................................     50
   4.7  No Default .......................................................     51
   4.8  Ownership of Property; Liens .....................................     51
   4.9  Intellectual Property ............................................     51
   4.10  Taxes ...........................................................     51
   4.11  Federal Regulations .............................................     51
   4.12  Labor Matters ...................................................     51
   4.13  ERISA ...........................................................     52
   4.14  Investment Company Act; Other Regulations .......................     52
   4.15  Subsidiaries ....................................................     52
   4.16  Use of Proceeds .................................................     52
   4.17  Environmental Matters ...........................................     52
   4.18  Accuracy of Information, etc ....................................     54
   4.19  Security Documents ..............................................     54
   4.20  Solvency ........................................................     55
   4.21  Senior Indebtedness .............................................     55
   4.22  Year 2000 Matters ...............................................     55
   4.23  Regulation H ....................................................     56
   4.24       Excluded Subsidiaries ......................................     56

SECTION 5. CONDITIONS PRECEDENT ..........................................     56
   5.1  Conditions to Initial Extension of Credit ........................     56
   5.2  Conditions to Each Extension of Credit ...........................     60

SECTION 6. AFFIRMATIVE COVENANTS .........................................     61
   6.1  Financial Statements .............................................     61
   6.2  Certificates; Other Information ..................................     61
   6.3  Payment of Obligations ...........................................     63
   6.4  Conduct of Business and Maintenance of Existence, etc.
              Except with respect to Excluded Subsidiaries: ..............     63
   6.5  Maintenance of Property; Insurance ...............................     63
   6.6  Inspection of Property; Books and Records; Discussions ...........     63
   6.7  Notices ..........................................................     63
   6.8  Environmental Laws ...............................................     64
   6.9  Additional Collateral, etc .......................................     65
   6.10  Further Assurances ..............................................     67
   6.11  Satisfaction of Obligations Related to Washington
              Escrow Release .............................................     67

SECTION 7. NEGATIVE COVENANTS ............................................     70
   7.1  Financial Condition Covenants ....................................     70
   7.2  Limitation on Indebtedness .......................................     71
   7.3  Limitation on Liens ..............................................     72
   7.4  Limitation on Fundamental Changes ................................     75
   7.5  Limitation on Disposition of Property ............................     76
   7.6  Limitation on Restricted Payments ................................     77
   7.7  Limitation on Investments ........................................     77
   7.8  Limitation on Optional Payments and Modifications of Debt
              Instruments, etc ...........................................     79
   7.9  Limitation on Transactions with Affiliates .......................     79
   7.10  Limitation on Sales and Leasebacks ..............................     80
   7.11  Limitation on Changes in Fiscal Periods .........................     80


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
                                TABLE OF CONTENTS


                                                                              Page
                                                                              ----
   7.12  Limitation on Negative Pledge Clauses ...........................     80
   7.13  Limitation on Restrictions on Subsidiary Distributions ..........     80
   7.14  Limitation on Lines of Business .................................     80
   7.15  Limitation on Amendments to Acquisition Documents ...............     81

SECTION 8. EVENTS OF DEFAULT .............................................     81

SECTION 9. THE AGENTS ....................................................     84
   9.1  Appointment ......................................................     84
   9.2  Delegation of Duties .............................................     85
   9.3  Exculpatory Provisions ...........................................     85
   9.4  Reliance by Agents ...............................................     85
   9.5  Notice of Default ................................................     85
   9.6  Non-Reliance on Agents and Other Lenders .........................     86
   9.7  Indemnification ..................................................     86
   9.8  Agent in Its Individual Capacity .................................     87
   9.9  Successor Agents .................................................     87
   9.10  Authorization of Collateral Agent ...............................     88
   9.11  The Arranger, the Co-Administrative Agents and
               Documentation Agent .......................................     88

SECTION 10. MISCELLANEOUS ................................................     88
  10.1   Amendments and Waivers ..........................................     88
  10.2   Notices .........................................................     89
  10.3   No Waiver; Cumulative Remedies ..................................     90
  10.4   Survival of Representations and Warranties ......................     90
  10.5   Payment of Expenses .............................................     91
  10.6   Successors and Assigns; Participations and Assignments ..........     91
  10.7   Adjustments; Set-off ............................................     94
  10.8   Counterparts ....................................................     95
  10.9   Severability ....................................................     95
  10.10  Integration .....................................................     95
  10.11  GOVERNING LAW ...................................................     95
  10.12  Submission To Jurisdiction; Waivers .............................     95
  10.13  Acknowledgements ................................................     96
  10.14  Confidentiality .................................................     96
  10.15  Enforceability; Usury ...........................................     97
  10.16  Accounting Changes ..............................................     98
  10.17  WAIVERS OF JURY TRIAL ...........................................     98
  10.18  Purchase of Loans Under Existing Credit Agreement; Reallocation .     98
  10.19  Notice of Remedies Pursuant to Alaskan Law ......................    100
  10.20  Delivery of Lender Addenda ......................................    100

ANNEXES:

A Pricing Grids for Revolving Credit Loans, Tranche A Term Loans and Tranche B Term Loans


SCHEDULES:

1.1A         Initial Mortgaged Properties
1.1B         Washington Mortgaged Property
1.1C         Mortgaged Oil and Gas Properties
1.1D         Owned Marine Terminals
3.1          Existing Letters of Credit
4.4          Consents, Authorizations, Filings and Notices
4.9          Intellectual Property Claim
4.13         Certain ERISA Events
4.15         Subsidiaries
4.19(a)      UCC Filing Jurisdictions
4.19(b)      Mortgage Filing Jurisdictions
4.19(c)      Oil and Gas Mortgage Filing Jurisdictions
7.2(d)       Existing Indebtedness
7.3(f)       Existing Liens


EXHIBITS:

A            Guarantee and Collateral Agreement
B            Form of Compliance Certificate
C            Form of Closing Certificate
D-1          Form of Mortgage
D-2          Form of Oil and Gas Mortgage
E            Form of Assignment and Acceptance
F-1          Form of Legal Opinion of Fulbright & Jaworski L.L.P.
F-2          Form of Legal Opinion of James C. Reed, Jr.
G-1          Form of Term Note
G-2          Form of Revolving Credit Note
H            Form of Prepayment Option Notice
I            Form of Exemption Certificate
J            Form of Consent and Confirmation
K            Form of Lender Addendum

            THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 2, 1998, among TESORO PETROLEUM CORPORATION, a Delaware corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), LEHMAN BROTHERS INC. ("LBI"), as advisor and arranger (in such capacity, the "Arranger"), LEHMAN COMMERCIAL PAPER INC. ("LCPI"), as syndication agent (in such capacity, the "Syndication Agent"), PARIBAS and THE FIRST NATIONAL BANK OF CHICAGO, as co-administrative agents (in such capacity, the "Co-Administrative Agents"), THE FIRST NATIONAL BANK OF CHICAGO, as general administrative agent (in such capacity, the "General Administrative Agent"), PARIBAS, as collateral agent (in such capacity, the "Collateral Agent"), and THE BANK OF NOVA SCOTIA, as documentation agent (in such capacity, the "Documentation Agent").


                              W I T N E S S E T H:


            WHEREAS, on May 29, 1998, the Borrower acquired (the "Hawaii Acquisition") all of the capital stock of BHP Petroleum Americas Refining Inc., a Hawaii corporation, and BHP Petroleum South Pacific Inc., a California corporation (the "Acquired Hawaii Companies"), from Hawaii Energy Resources Inc., a Hawaii corporation, and BHP Petroleum Pacific Islands Inc., a Hawaii corporation (the "Hawaii Sellers"), respectively;

            WHEREAS, the Borrower has entered into the Second Amended and Restated Credit Agreement, dated as of May 29, 1998 (the "Existing Credit Agreement"), with the lenders parties thereto, LCPI, as administrative agent, and the arranger and other agents parties thereto, pursuant to which the Borrower financed the Hawaii Acquisition, refinanced certain existing indebtedness, paid certain fees and expenses relating to such transactions and provided for working capital needs and general corporate needs (including capital expenditures) of the Borrower and its Subsidiaries;

            WHEREAS, the Borrower also has agreed to acquire (the "Washington Acquisition"; together with the Hawaii Acquisition, the "Acquisitions") all of the Capital Stock of Shell Anacortes Refining Company, a Delaware corporation (the "Acquired Washington Company"), from Shell Refining Holding Company, a Delaware corporation (the "Washington Seller"), pursuant to a Stock Purchase Agreement, dated as of May 1, 1998 (including all related agreements, the "Washington Acquisition Agreement"), between the Borrower and the Washington Seller;

            WHEREAS, the Borrower has requested the Lenders to make available the credit facilities described in this Agreement and to amend and restate the Existing Credit Agreement in order to finance the Washington Acquisition, the payment of certain fees and expenses relating to such transactions and the repayment of certain existing indebtedness (including the Existing Credit Agreement); and to provide for the ongoing working capital and general corporate needs (including capital expenditures) of the Borrower and its Subsidiaries;

            WHEREAS, the Borrower intends to consummate an offering of the Senior Subordinated Notes and to issue common stock and mandatorily convertible preferred stock, of which $223,125,000 shall be in the form of common stock and mandatorily convertible preferred stock, and not more than $143,437,500 shall be in the form of mandatorily convertible preferred stock (collectively, the "Capital Markets Instruments") yielding gross cash proceeds of $523,125,000;

            WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth; and

            WHEREAS, at the time the Existing Credit Agreement was entered into, the parties thereto contemplated that the Existing Credit Agreement would be amended and restated as provided herein;

            NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that on the Closing Date the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

                             SECTION 1. DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the terms listed in this subsection 1.1 shall have the respective meanings set forth in this subsection 1.1.

                        "Additional Tranche A Term Loan Commitment": as to any
            Lender, the obligation of such Lender, if any, to make Additional Tranche A Term Loans to the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth under the heading "Additional Tranche A Term Loan Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender or, as the case may be, in Schedule 1 to the Assignment and Acceptance pursuant to which such Lender acquired such Additional Tranche A Term Loan Commitment. The original aggregate amount of the Additional Tranche A Term Loan Commitments is $50,000,000.

                        "Additional Tranche A Term Loan Commitment Period": the
            period from and including the Closing Date to and including the earlier of (a) the date that is six months after the Closing Date and (b) the date on which the Additional Tranche A Term Loan Commitment is terminated in accordance with this Agreement.

                        "Additional Tranche A Term Loans": as defined in
            subsection 2.1(a).

                        "Adjustment Date": as defined in the Pricing Grid.

                        "Affiliate": as to any Person, any other Person which,
            directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                        "Agents": the collective reference to the Syndication
            Agent, the General Administrative Agent, the Collateral Agent and the Documentation Agent.


                        "Aggregate Exposure": with respect to any Lender at any
            time, an amount equal to the sum of (a) the aggregate undrawn amount of such Lender's Commitments at such time and (b) the aggregate principal amount of such Lender's Term Loans and Revolving Extensions of Credit then outstanding.

                        "Aggregate Exposure Percentage": with respect to any
            Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

                        "Agreement": this Third Amended and Restated Credit
            Agreement, as amended, supplemented or otherwise modified from time to time.

                        "Applicable Margin": for each Type of Loan, the rate per
            annum set forth under the relevant column heading below:

                                                  Eurodollar       Base Rate
                                                     Loans           Loans
                                                  ----------       ---------
            Revolving Credit Loans                  1.875%          0.375%
            Tranche A Term Loans                    1.875%          0.375%
            Tranche B Term Loans                    2.125%          0.625%;

            provided, that on and after the date which is three months after the Closing Date, the Applicable Margin shall be determined pursuant to the Pricing Grid (subject to the exceptions set forth therein).

                        "Application": an application, in such form as the
            relevant Issuing Bank may specify from time to time, requesting such Issuing Bank to open, increase or extend a Letter of Credit.

                        "Asset Sale": any Disposition of Property or series of
            related Dispositions of Property (excluding (i) any such Disposition permitted by clause (a), (b), (c), (d), (f) or (j) of subsection 7.5 and (ii) any other Disposition of Property having a fair market value at the time of such Disposition not in excess of $25,000, provided that in no event shall the aggregate fair market value (measured at the time of each such Disposition) of all Property the Dispositions of which are excluded pursuant to this clause (ii) during the term of this Agreement exceed $1,000,000).

                        "Assignee": as defined in subsection 10.6(c).

                        "Assignment and Acceptance": as defined in subsection
            10.6(c).

                        "Assignor": as defined in subsection 10.6(c).

                        "Available Additional Tranche A Term Loan Commitment":
            as to any Tranche A Term Loan Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Additional Tranche A Term Loan Commitment then in effect over (b) such Lender's Additional Tranche A Term Loans then outstanding.

                        "Available Revolving Credit Commitment": as to any
            Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Credit Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding.

                        "Base Rate": for any day, a rate per annum (rounded
            upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean a rate per annum equal to the corporate base rate of interest announced from time to time by the Reference Lender, changing when and as said corporate base rate changes; "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business
            Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Reference Lender from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

                        "Base Rate Loans": Loans for which the applicable rate
            of interest is based upon the Base Rate.

                        "Benefitted Lender": as defined in subsection 10.7.

                        "Board": the Board of Governors of the Federal Reserve
            System of the United States (or any successor).

                        "Borrowing Date": any Business Day specified by the
            Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

                        "Business Day": (i) for all purposes other than as
            covered by clause (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Chicago, Illinois are authorized or required by law to close and
            (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

                        "Capital Expenditures": for any period, with respect to
            any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

                        "Capital Lease Obligations": as to any Person, the
            obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a liability for capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the liability amount thereof at such time determined in accordance with GAAP.

                        "Capital Markets Instruments": as defined in the
            recitals hereto.

                        "Capital Stock": any and all shares, interests,
            participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

                        "Cash Equivalents": (a) marketable direct obligations
            issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender, or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

                        "C/D Assessment Rate": for any day as applied to any
            Base Rate Loan, the annual assessment rate (rounded upwards to the higher multiple of 1/100 of 1%) in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.3(e) (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States, as estimated by the General Administrative Agent.

                        "C/D Reserve Percentage": for any day as applied to any
            Base Rate Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

                        "Closing Date": the date on which the conditions
            precedent set forth in subsection 5.1 shall have been satisfied or waived, which date is July 2, 1998.

                        "Code": the Internal Revenue Code of 1986, as amended
            from time to time.

                        "Collateral": all Property of the Loan Parties, now
            owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

                        "Collateral Agent": Paribas, in its capacity as
            Collateral Agent under this Agreement and the Security Documents, and any successor thereto in such capacity.

                        "Commitment": as to any Lender, the sum of the Tranche A
            Term Loan Commitment, the Tranche B Term Loan Commitment and the Revolving Credit Commitment of such Lender.

                        "Commitment Fee Rate": 0.375% per annum.

                        "Commonly Controlled Entity": an entity, whether or not
            incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

                        "Compliance Certificate": a certificate duly executed by
            a Responsible Officer substantially in the form of Exhibit B.

                        "Confidential Information Memorandum": the Confidential
            Information Memorandum dated June 1998 and furnished to the Lenders.

                        "Consent and Confirmation": the Consent and
            Confirmation, substantially in the form of Exhibit J, to be executed and delivered by each Subsidiary Guarantor which is a party to the Guarantee and Collateral Agreement on the Closing Date.

                        "Consolidated EBITDA": for any period, Consolidated Net
            Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income and franchise tax expense (but excluding Bolivian taxes paid in kind), (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation, depletion and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges, and (g) cash not to exceed $15,000,000 and all non-cash items, in each case related to that certain special incentive compensation award program (the "Special Incentive Plan") which was funded as a result of the Borrower's stock price having reached an average price per share of $20 or higher over 20 consecutive trading days after June 30, 1997, and before December 31, 1998, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

                        "Consolidated Fixed Charge Coverage Ratio": for any
            period, the ratio of (a) Consolidated EBITDA for such period to (b) the sum of Consolidated Interest Expense for such period and the aggregate amount of cash dividends actually paid by the Borrower during such period in respect of its Capital Stock (including, without limitation, the Mandatorily Convertible Preferred Stock).

                        "Consolidated Interest Expense": for any period, total
            interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financing and net costs under Hedge Agreements (but excluding hydrocarbon swaps or other similar agreements providing protection against fluctuations of hydrocarbon prices) in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

                        "Consolidated Leverage Ratio": as at the last day of any
            period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period, the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (i) have been previously provided to the General Administrative Agent and the Lenders and (ii) either (A) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or
            (B) have been found acceptable by the General Administrative Agent.

                        "Consolidated Net Income": for any period, the
            consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan

            Document) or Requirement of Law (other than fraudulent conveyance or similar laws) applicable to such Subsidiary.

                        "Consolidated Total Debt": at any date, the aggregate
            principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, not including any letters of credit issued in the ordinary course of business and outstanding on such date.

                        "Continuing Directors": the directors of the Borrower on
            the Closing Date, after giving effect to the Hawaii Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by at least 66-2/3% of the then Continuing Directors.

                        "Contractual Obligation": as to any Person, any
            provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

                        "Default": any of the events specified in Section 8,
            whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                        "Disposition": with respect to any Property, any sale,
            lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; the terms "Dispose" and "Disposed of" shall have correlative meanings.

                        "Dollars" and "$": dollars in lawful currency of the
            United States of America.

                        "Domestic Subsidiary": any Subsidiary of the Borrower
            organized under the laws of any jurisdiction within the United States of America.

                        "Environmental Laws": any and all foreign, Federal,
            state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                        "Environmental Permits": any and all permits, licenses,
            registrations, notifications, approvals, exemptions and any other authorization required under any Environmental Law.

                        "ERISA": the Employee Retirement Income Security Act of
            1974, as amended from time to time.

                        "Eurocurrency Reserve Requirements": for any day as
            applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                        "Eurodollar Base Rate": with respect to each day during
            each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the General Administrative Agent or, in the absence of such availability, by reference to the rate at which the General Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

                        "Eurodollar Loans": Loans for which the applicable rate
            of interest is based upon the Eurodollar Rate.

                        "Eurodollar Rate": with respect to each day during each
            Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                        "Eurodollar Tranche": the collective reference to
            Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                        "Event of Default": any of the events specified in
            Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, as applicable, has been satisfied.

                        "Excess Cash Flow": for any fiscal year of the Borrower,
            the excess, if any, of (a) Consolidated EBITDA for such fiscal year minus (b) the sum, without duplication, of (i) the aggregate amount of all regularly scheduled principal payments of (x)

            Funded Debt (including, without limitation, the Term Loans) and
            (y) other Indebtedness of the type described in clause (b) of the definition thereof not to exceed $50,000,000 in aggregate principal amount, in each case of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of income and franchise taxes, (iv) transaction costs, to the extent excluded from Consolidated EBITDA, related to the Acquisitions, the issuance of the Capital Markets Instruments and the financing contemplated by this Agreement, (v) cash interest expense during such fiscal year, (vi) the aggregate amount of cash dividends actually paid by the Borrower during such fiscal year, as permitted by subsection 7.6, in respect of the Borrower's common stock and the Mandatorily Convertible Preferred Stock and (vii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such period on account of the costs and expenses associated with shutting down a refinery or a portion thereof for maintenance and repair in the ordinary course of business, to the extent that such costs and expenses (A) have been added to Consolidated Net Income as a non-cash charge in determining Consolidated EBITDA for a prior period or (B) will be amortized as non-cash charges in subsequent periods and added to Consolidated Net Income in determining Consolidated EBITDA for such subsequent periods.

                        "Excess Cash Flow Application Date": as defined in
            subsection 2.10(c).

                        "Excluded Foreign Subsidiary": any Foreign Subsidiary in
            respect of which either (i) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

                        "Excluded Subsidiaries": the collective reference to
            Tesoro Indonesia Petroleum Company, a Delaware corporation; Tesoro Equipment Company, a Delaware corporation; Tesoro Crude Oil Company, a Delaware corporation; Tesoro Gasoline Marketing Company, a Delaware corporation; Tesoro Pump & Valve Company, a Delaware corporation; Tesoro Environmental Resources Company, a Delaware corporation; Tesoro Environmental Products Company, a Delaware corporation; Tesoro Technology Partners Company, a Delaware corporation; and Coastwide Marine Services, Inc., a Texas corporation.

                        "Existing Credit Agreement": as defined in the recitals
            to this Agreement.

                        "Existing Letters of Credit": as defined in subsection
            3.1.

                        "Facility": each of (a) the Tranche A Term Loan
            Commitments and the Tranche A Term Loans made thereunder (the "Tranche A Term Loan Facility"), (b) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the "Tranche B Term Loan Facility"; together with the Tranche A Term Loan Facility, the "Term Loan Facilities") and (c) the Revolving Credit Commitments and the extensions of credit made thereunder (the "Revolving Credit Facility").

                        "Federal Funds Effective Rate": for any day, an interest
            rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day (at approximately 11:00 A.M., Chicago, Illinois time) of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it in its sole discretion.

                        "Foreign Subsidiary": any Subsidiary of the Borrower
            that is not a Domestic Subsidiary.

                        "Funded Debt": as to any Person, all Indebtedness of
            such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

                        "Funding Office": the office specified from time to time
            by the General Administrative Agent as its funding office by notice to the Borrower and the Lenders in accordance with subsection 9.2.

                        "GAAP": generally accepted accounting principles in the
            United States of America as in effect from time to time, except that for purposes of subsection 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to subsection 4.1(b).

                        "Governmental Authority": any nation or government, any
            state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners).

                        "Guarantee and Collateral Agreement": the Guarantee and
            Collateral Agreement, dated as of May 29, 1998, a copy of which is attached hereto as Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

                        "Guarantee Obligation": as to any Person (the
            "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                        "Hawaii Sellers": as defined in the recitals to this
            Agreement.

                        "Hedge Agreements": all interest rate swaps, caps,
            collar agreements, hydrocarbon swaps or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates or hydrocarbon prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

                        "Hydrocarbons": oil, gas, casinghead gas, condensate,
            distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom, and all other substances produced in association therewith.

                        "Hydrocarbon Interest": with respect to any Person, all
            rights, titles, interests and estates now owned or hereafter acquired by such Person in and to oil, gas and mineral leases or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, operating rights, net profit interests, production payment interests and other similar types of interests, including any reserved or residual interest of whatever nature.

                        "Indebtedness": of any Person at any date, without
            duplication, (a) all indebtedness of such Person for borrowed money,
            (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all reimbursement obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person for obligations of the kind referred to in clauses (a) through (g) above; (i) for the purposes of subsections 7.2 and 8(e) only, all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of subsection 8(e) only, all obligations of such Person in respect of Hedge Agreements and (k) the liquidation value of any mandatorily redeemable preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries. Obligations of the Borrower and its Subsidiaries to Marine Spill Response Corporation in an aggregate amount of up to $8,100,000 shall not be deemed to constitute Indebtedness.

                        "Indemnified Liabilities": as defined in subsection
            10.5.

                        "Indemnitee": as defined in subsection 10.5.

                        "Initial Mortgaged Properties": the real properties
            listed on Schedule 1.1A, as to which the Collateral Agent for the benefit of the Lenders shall be granted a Lien pursuant to the relevant Mortgages on or prior to the Closing Date.

                        "Initial Tranche A Term Loan": as defined in subsection
            2.1(a).

                        "Initial Tranche A Term Loan Commitment": as to any
            Lender, the obligation of such Lender, if any, to make an Initial Tranche A Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Initial Tranche A Term Loan Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender or, as the case may be, in Schedule 1 to the Assignment and Acceptance pursuant to which such Lender acquired such Initial Tranche A Term Loan Commitment. The original aggregate amount of the Initial Tranche A Term Loan Commitments is $50,000,000.

                        "Insolvency": with respect to any Multiemployer Plan,
            the condition that such Plan is insolvent within the meaning of
            Section 4245 of ERISA.

                        "Insolvent": pertaining to a condition of Insolvency.

                        "Intellectual Property": the collective reference to all
            rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                        "Intercreditor Agreement": the Intercreditor Agreement,
            dated as of the Closing Date, between the Collateral Agent and the trustee under the Senior Subordinated Note Indenture, relating to the relative priorities of such parties' interests in any amounts released to the Borrower from the Washington Escrow.

                        "Interest Payment Date": (a) as to any Base Rate Loan,
            the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

                        "Interest Period": as to any Eurodollar Loan, (a)
            initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the General Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

                                    (i) if any Interest Period would otherwise
                        end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                                   (ii) any Interest Period that would otherwise
                        extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable;

                                   (iii) any Interest Period that begins on the
                        last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                                    (iv) the Borrower shall select Interest
                        Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                        "Investments": as defined in subsection 7.7.

                        "Issuing Bank": Paribas, The First National Bank of
            Chicago and First Union National Bank, each in its capacity as an issuer of any Letter of Credit, at the option of the Borrower.

                        "L/C Commitment": $200,000,000.

                        "L/C Fee Payment Date": the last day of each March,
            June, September and December and the last day of the Revolving Credit Commitment Period.

                        "L/C Obligations": at any time, an amount equal to the
            sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5.

                        "L/C Participants": with respect to any Letter of
            Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Bank that issued such Letter of Credit.

                        "Lender Addendum": with respect to any Lender which
            becomes a party hereto on the date hereof, a Lender Addendum, substantially in the form of Exhibit K, to be executed and delivered by such Lender as provided in subsection 10.20.

                        "Letters of Credit": as defined in subsection 3.1(a).

                        "Lien": any mortgage, pledge, hypothecation, assignment,
            deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                        "Loan": any loan made by any Lender pursuant to this
            Agreement.

                        "Loan Documents": this Agreement, the Security
            Documents, each Consent and Confirmation and the Notes.

                        "Loan Parties": the Borrower and each Subsidiary of the
            Borrower which is a party to a Loan Document.

                        "Majority Facility Lenders": with respect to any
            Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

                        "Majority Revolving Credit Facility Lenders": the
            Majority Facility Lenders in respect of the Revolving Credit
            Facility.

                        "Majority Tranche A Term Loan Facility Lenders": the
            Majority Facility Lenders in respect of the Tranche A Term Loan Facility.

                        "Majority Tranche B Term Loan Facility Lenders": the
            Majority Facility Lenders in respect of the Tranche B Term Loan Facility.

                        "Mandatorily Convertible Preferred Stock": the
            mandatorily convertible preferred stock issued as a part of the Capital Markets Instruments.

                        "Material Adverse Effect": a material adverse effect on
            (a) the Washington Acquisition, (b) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder. The termination of the Washington Acquisition Agreement and the failure to consummate the Washington Acquisition as contemplated by subsection 2.10(e) shall not constitute a Material Adverse Effect.

                        "Materials of Environmental Concern": any gasoline or
            petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

                        "Mortgaged Oil and Gas Properties": the real properties
            listed on Schedule 1.1C, as to which the Collateral Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Oil and Gas Mortgages on or prior to the Closing Date.

                        "Mortgaged Properties": the collective reference to the
            Initial Mortgaged Properties and the Washington Mortgaged Property.

                        "Mortgages": each of the mortgages and deeds of trust
            made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit D-1 (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

                        "Multiemployer Plan": a Plan which is a multiemployer
            plan as defined in Section 4001(a)(3) of ERISA.

                        "Net Cash Proceeds": (a) in connection with any Asset
            Sale or any Recovery Event, the proceeds thereof in the form of cash (including any such proceeds received by way of deferred payment of principal pursuant to any Cash Equivalents, a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by and any other amounts required for the release of a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees, expenses and other transaction costs incurred in connection therewith.

                        "Non-Excluded Taxes": as defined in subsection 2.18(a).

                        "Non-U.S. Lender": as defined in subsection 2.18(d).

                        "Notes": the collective reference to any promissory note
            evidencing Loans.

                        "Obligations": the unpaid principal of and interest on
            (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the General Administrative Agent or to any Lender (or, in the case of Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Agreement, any other Loan Document, the Letters of Credit, any Hedge Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given by any Loan Party pursuant hereto or thereto, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the General Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

                        "Oil and Gas Lease Obligations": obligations, whether
            current or long term, in the normal course of business under or pursuant to customary oil, gas and mineral leases, royalties and oil and gas operating agreements, farm-out and farm-in agreements, development agreements and other agreements which are customary in the oil and gas industry.

                        "Oil and Gas Mortgages": each of the mortgages made by
            any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit D-2, as the same may be amended, supplemented or otherwise modified from time to time.

                        "Oil and Gas Properties": the Hydrocarbon Interests of
            the Borrower and its Subsidiaries; all property now or hereafter pooled or unitized with such Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority have jurisdiction) which may affect all or any portion of such Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of such Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; all Hydrocarbons in and under and which may be produced and saved or attributable to such Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to such Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to such Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

                        "Other Taxes": any and all present or future stamp or
            documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, other than, in each case, any franchise tax or similar tax based upon the income, capital, assets or other properties of any Lender.

                        "Owned Marine Terminals": the marine terminals owned by
            the Borrower and its Subsidiaries, as set forth on Schedule 1.1D.

                        "Participant": as defined in subsection 10.6(b).

                        "Payment Office": the office specified from time to time
            by the General Administrative Agent as its payment office by notice to the Borrower and the Lenders in accordance with subsection 10.2.

                        "PBGC": the Pension Benefit Guaranty Corporation
            established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                        "Person": an individual, partnership, corporation,
            limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                        "Plan": at a particular time, any employee benefit plan
            which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                        "Pricing Grid": the pricing grid attached hereto as
            Annex A.

                        "Pricing Grid Commencement Date": as defined in Annex A
            (the Pricing Grid).

                        "Pro Forma Balance Sheet": as defined in subsection
            4.1(a).

                        "Projections": as defined in subsection 6.2(c).

                        "Property": any right or interest in or to property of
            any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

                        "Recovery Event": any settlement of or payment in
            respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

                        "Reference Lender": The First National Bank of Chicago.

                        "Register": as defined in subsection 10.6(d).

                        "Regulation U": Regulation U of the Board as in effect
            from time to time.

                        "Reimbursement Obligation": the obligation of the
            Borrower to reimburse the relevant Issuing Bank pursuant to subsection 3.5 for amounts drawn under Letters of Credit issued by such Issuing Bank.

                        "Reinvestment Deferred Amount": with respect to any
            Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith which are not applied to prepay the Term Loans pursuant to subsection 2.10(b) as a result of the delivery of a Reinvestment Notice.

                        "Reinvestment Event": any Asset Sale or Recovery Event
            in respect of which the Borrower has delivered a Reinvestment
            Notice.

                        "Reinvestment Notice": a written notice executed by a
            Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, construct, develop, improve or repair Property useful in its business.

                        "Reinvestment Prepayment Amount": with respect to any
            Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, construct, develop, improve or repair Property useful in the Borrower's business.

                        "Reinvestment Prepayment Date": with respect to any
            Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to acquire, construct, develop, improve or repair Property useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

                        "Reorganization": with respect to any Multiemployer
            Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                        "Reportable Event": any of the events set forth in
            Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

                        "Required Lenders": at any time, the holders of more
            than 50% of the sum of (a) the undrawn Commitments and (b) the aggregate unpaid principal amount of the Term Loans and Total Revolving Extensions of Credit then outstanding.

                        "Required Prepayment Lenders": the Majority Facility
            Lenders in respect of each Facility.

                        "Requirement of Law": as to any Person, the Certificate
            of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

                        "Responsible Officer": the chief executive officer,
            president, chief financial officer, general counsel or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

                        "Restricted Payments": as defined in subsection 7.6.

                        "Revolving Credit Commitment": as to any Lender, the
            obligation of such Lender, if any, to make Revolving Credit Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on
            Schedule 1 to the Lender Addendum delivered by such Lender or, as the case may be, in Schedule 1 to the Assignment and Acceptance pursuant to which such Lender acquired such Revolving Credit Commitment, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Credit Commitments is $300,000,000.

                        "Revolving Credit Commitment Period": the period from
            and including the Closing Date to the Revolving Credit Termination Date.

                        "Revolving Credit Lender": each Lender which has a
            Revolving Credit Commitment or which is the holder of Revolving Credit Loans.

                        "Revolving Credit Loans": as defined in subsection 2.4.

                        "Revolving Credit Percentage": as to any Revolving
            Credit Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

                        "Revolving Credit Termination Date": July 2, 2001.

                        "Revolving Extensions of Credit": as to any Revolving
            Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding.

                        "Security Documents": the collective reference to the
            Guarantee and Collateral Agreement, the Mortgages, the Oil and Gas Mortgages and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

                        "Senior Subordinated Note Indenture": the Indenture,
            dated as of July 2, 1998, entered into by the Borrower, certain of its Subsidiaries and U.S. Bank Corporate Trust Services, as trustee, in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 7.8.

                        "Senior Subordinated Notes": the collective reference to
            (i) the up to $300,000,000 aggregate principal amount of senior subordinated notes of the Borrower issued on the Closing Date pursuant to the Senior Subordinated Note Indenture in connection with the issuance of the Capital Markets Instruments and (ii) the additional up to $50,000,000 aggregate principal amount of senior subordinated notes of the Borrower that may be issued after the Closing Date pursuant to the Senior Subordinated Note Indenture, subject to compliance with subsection 7.2(e).

                        "Shipping Joint Venture": a joint venture or similar
            business arrangement on terms reasonably satisfactory to the General Administrative Agent between the Borrower or any of its Subsidiaries and a shipping company pursuant to which the Borrower or such Subsidiary acquires the right to use a vessel, provided that in no event shall the Borrower or any of its Subsidiaries contribute or otherwise be liable for the payment of cash or Cash Equivalents in connection with such arrangement in an amount in excess of $15,000,000.

                        "Single Employer Plan": any Plan which is covered by
            Title IV of ERISA, but which is not a Multiemployer Plan.

                        "Solvent": when used with respect to any Person, means
            that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                        "South American Letter of Credit": any letter of credit
            issued to support performance guarantees or bonds on behalf of Tesoro Bolivia or Tesoro Latin American Company.

                        "Special Incentive Plan": as defined in the definition
            of Consolidated EBITDA.

                        "Specified Change of Control": a "Change of Control" as
            defined in the Senior Subordinated Note Indenture.

                        "Subsidiary": as to any Person, a corporation,
            partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                        "Subsidiary Guarantor": each Subsidiary of the Borrower
            other than any Excluded Subsidiary and any Excluded Foreign Subsidiary.

                        "Term Loan Commitments": the collective reference to the
            Tranche A Term Loan Commitments and the Tranche B Term Loan Commitments.

                        "Term Loan Lenders": the collective reference to the
            Tranche A Term Loan Lenders and the Tranche B Term Loan Lenders.

                        "Term Loans": the collective reference to the Tranche A
            Term Loans and the Tranche B Term Loans.

                        "Tesoro Bolivia": Tesoro Bolivia Petroleum Company, a
            Texas corporation.

                        "Total Revolving Credit Commitments": at any time, the
            aggregate amount of the Revolving Credit Commitments then in effect.

                        "Total Revolving Extensions of Credit": at any time, the
            aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

                        "Tranche A Term Loan Commitment": as to any Lender, the
            sum of the Initial Tranche A Term Loan Commitment of such Lender and the Additional Tranche A Term Loan Commitment of such Lender.

                        "Tranche A Term Loan Lender": each Lender which has a
            Tranche A Term Loan Commitment or is the holder of Tranche A Term Loans.

                        "Tranche A Term Loan Percentage": as to any Tranche A
            Term Loan Lender at any time, the percentage which such Lender's Tranche A Term Loan Commitment then constitutes of the aggregate Tranche A Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

                        "Tranche A Term Loans": as to any Lender, the collective
            reference to the Initial Tranche A Term Loans and Additional Tranche A Term Loans of such Lender, if any.

                        "Tranche B Term Loan": as defined in subsection 2.1.

                        "Tranche B Term Loan Commitment": as to Tranche B Term
            Loan Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche B Term Loan Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender or, as the case may be, in
            Schedule 1 to the Assignment and Acceptance pursuant to which such Lender acquired such Tranche B Term Loan Commitment. The original aggregate amount of the Tranche B Term Loan Commitments is $100,000,000.

                        "Tranche B Term Loan Lender": each Lender which has a
            Tranche B Term Loan Commitment or which is the holder of a Tranche B Term Loan.

                        "Tranche B Term Loan Percentage": as to any Lender at
            any time, the percentage which such Lender's Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's

            Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

                        "Transferee": as defined in subsection 10.15.

                        "Type": as to any Loan, its nature as a Base Rate Loan
            or a Eurodollar Loan.

                        "Uniform Customs": the Uniform Customs and Practice for
            Documentary Credits (1993 Revision), International Chamber of Commerce Publication No.E500, as the same may be amended from time to time.

                        "Washington Acquisition": as defined in the recitals to
            this Agreement.

                        "Washington Acquisition Agreement": as defined in the
            recitals to this Agreement.

                        "Washington Escrow": the escrow effected under the
            Washington Escrow Agreement, pursuant to which there shall be deposited in escrow on the Closing Date, to be withdrawn on the Washington Escrow Release Date, the purchase price payable pursuant to the Washington Acquisition Agreement.

                        "Washington Escrow Agreement": an escrow agreement and
            related documents, in form and substance satisfactory to the Syndication Agent and the General Administrative Agent, which agreement and related documents shall in any event provide that the escrow agent thereunder is instructed (which instruction may not be permitted by the Borrower to be changed without the written consent of the General Administrative Agent) that in the event that funds deposited in the Washington Escrow are to be released to the Borrower, then, instead, $151,500,000 of such deposited funds shall be released by the escrow agent to the trustee under the Senior Subordinated Note Indenture as required therein and the remainder of such deposited funds shall be released by the escrow agent to the General Administrative Agent (for application by the General Administrative Agent toward prepayment of the Loans as set forth in subsection 2.10(e)).

                        "Washington Escrow Release Date": the date specified in
            the Washington Escrow Agreement on which the funds delivered on the Closing Date to the escrow agent under the Washington Escrow Agreement shall be released from escrow in the manner specified therein, which date is expected to be the date on which all relevant actions of Governmental Authorities in respect of the Washington Acquisition have been accomplished.

                        "Washington Mortgaged Property": the real property
            listed on Schedule 1.1B, as to which the Collateral Agent for the benefit of the Lenders shall be granted a Lien pursuant to the relevant Mortgage within five Business Days after the Washington Escrow Release Date.

                        "Washington Seller": as defined in the recitals to this
            Agreement.

                        "Wholly Owned Subsidiary": as to any Person, any other
            Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

                        "Wholly Owned Subsidiary Guarantor": any Subsidiary
            Guarantor that is a Wholly Owned Subsidiary of the Borrower.

            1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

            (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

            (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

            2.1 Term Loan Commitments. Subject to the terms and conditions hereof:

            (a) Each Tranche A Term Loan Lender severally agrees to make (i) a term loan (an "Initial Tranche A Term Loan") to the Borrower on the Closing Date in a principal amount not to exceed the amount of the Initial Tranche A Term Loan Commitment of such Lender and (ii) no more than five additional term loans ("Additional Tranche A Term Loans") to the Borrower during the Additional Tranche A Term Loan Commitment Period in an aggregate principal amount for all Tranche A Term Loan Lenders that, taken together with the aggregate principal amount all other Additional Tranche A Term Loans made by the Lenders during the Additional Tranche A Term Loan Commitment Period, shall not exceed the aggregate Additional Tranche A Term Loan Commitments of the Lenders; provided that, at the end of the last day of the Additional Tranche A Term Loan Commitment Period, the

Available Additional Tranche A Term Loan Commitment of each Lender, if any, automatically shall be reduced to zero. Each Tranche A Term Loan made pursuant to this subsection 2.1(a) shall be made in the manner set forth in subsection 10.18, to the extent subsection 10.18 is applicable to such Tranche A Term Loan.

            (b) Each Tranche B Term Loan Lender severally agrees to make a term loan (a "Tranche B Term Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Loan Commitment of such Lender. Each Tranche B Term Loan made pursuant to this subsection 2.1(b) shall be made in the manner set forth in subsection 10.18, to the extent subsection 10.18 is applicable to such Tranche B Term Loan.

The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the General Administrative Agent in accordance with subsections 2.2 and 2.13.

            2.2 Procedure for Term Loan Borrowing. (a) The Borrower shall give the General Administrative Agent irrevocable notice (which notice must be received by the General Administrative Agent prior to 11:00 A.M., Chicago, Illinois time, (i) three Business Days prior to the anticipated Closing Date, if all or any part of the Initial Tranche A Term Loans or the Tranche B Term Loans, as the case may be, are to be initially Eurodollar Loans, or (ii) one Business Day prior to the anticipated Closing Date, otherwise) requesting that the Tranche A Term Loan Lenders make the Initial Tranche A Term Loans and the Tranche B Term Loan Lenders make the Tranche B Term Loans, in each case on the Closing Date, and specifying (i) the amounts and Types of Initial Tranche A Term Loans and Tranche B Term Loans, respectively, to be borrowed and (ii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Upon receipt of such notice the General Administrative Agent shall promptly notify each Tranche A Term Loan Lender and each Tranche B Term Loan Lender thereof. Not later than 1:00 P.M., Chicago, Illinois time, on the Closing Date each Tranche A Term Loan Lender shall make available to the General Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Tranche A Term Loan to be made by such Lender and each Tranche B Term Loan Lender shall make available to the General Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Term Loan to be made by such Lender. The General Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the General Administrative Agent by the Tranche A Term Loan Lenders and the Tranche B Term Loan Lenders in like funds as received by the General Administrative Agent.

            (b) Subject to subsection 2.1(a), the Borrower may borrow under the Additional Tranche A Term Loan Commitments during the Additional Tranche A Term Loan Commitment Period on any Business Day, provided that the Borrower shall give the General Administrative Agent irrevocable notice (which notice must be received by the General Administrative Agent prior to 11:00 A.M., Chicago, Illinois time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Additional Tranche A Term Loans to be borrowed, (ii) the requested

Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Additional Tranche A Term Loan Commitments shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Additional Tranche A Term Loan Commitments are less than $10,000,000, such lesser amount). Upon receipt of any such notice from the Borrower, the General Administrative Agent shall promptly notify each Tranche A Term Loan Lender thereof. Each Tranche A Term Loan Lender will make the amount of its pro rata share of each borrowing of Additional Tranche A Term Loans available to the General Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., Chicago, Illinois time, on the Borrowing Date requested by the Borrower in funds immediately available to the General Administrative Agent. The General Administrative Agent shall make available to the Borrower the aggregate of such amounts made available to the General Administrative Agent by the Tranche A Term Loan Lenders in like funds as received by the General Administrative Agent.

            2.3 Repayment of Term Loans. (a) The Tranche A Term Loans of each Tranche A Term Loan Lender shall mature in 16 consecutive quarterly installments, commencing on September 30, 1999, each of which shall be in an amount equal to such Lender's Tranche A Term Loan Percentage multiplied by the amount set forth below opposite such installment (provided, that if less than the full amount of the Tranche A Term Loan Commitments is actually drawn by the Borrower, then the amount of each such installment shall be proportionally reduced):

            Installment                       Principal Amount
            -----------                       ----------------
            September 30, 1999                $  5,000,000
            December 31, 1999                 $  5,000,000
            March 31, 2000                    $  5,000,000
            June 30, 2000                     $  5,000,000

            September 30, 2000                $  6,250,000
            December 31, 2000                 $  6,250,000
            March 31, 2001                    $  6,250,000
            June 30, 2001                     $  6,250,000

            September 30, 2001                $  6,250,000
            December 31, 2001                 $  6,250,000
            March 31, 2002                    $  6,250,000
            June 30, 2002                     $  6,250,000

            September 30, 2002                $  7,500,000
            December 31, 2002                 $  7,500,000
            March 31, 2003                    $  7,500,000
            June 30, 2003                     $  7,500,000.

            (b) The Tranche B Term Loan of each Tranche B Term Loan Lender shall mature in 22 consecutive quarterly installments, commencing on September 30, 1998, each of which shall be in an amount equal to such Lender's Tranche B Term Loan Percentage multiplied by the amount set forth below opposite such installment (provided, that if less than the full amount of the Tranche B Term Loan Commitments is actually drawn by the Borrower, then the amount of each such installment shall be proportionally reduced):

            Installment                       Principal Amount
            -----------                       ----------------
            September 30, 1998                $    250,000
            December 31, 1998                 $    250,000
            March 31, 1999                    $    250,000
            June 30, 1999                     $    250,000

            September 30, 1999                $    250,000
            December 31, 1999                 $    250,000
            March 31, 2000                    $    250,000
            June 30, 2000                     $    250,000

            September 30, 2000                $    250,000
            December 31, 2000                 $    250,000
            March 31, 2001                    $    250,000
            June 30, 2001                     $    250,000

            September 30, 2001                $    250,000
            December 31, 2001                 $    250,000
            March 31, 2002                    $    250,000
            June 30, 2002                     $    250,000

            September 30, 2002                $    250,000
            December 31, 2002                 $    250,000
            March 31, 2003                    $    250,000
            June 30, 2003                     $    250,000

            September 30, 2003                $    250,000
            December 31, 2003                 $ 94,750,000.


            2.4 Revolving Credit Commitments. (a) Each Revolving Credit Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender's Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the General

Administrative Agent in accordance with subsections 2.5 and 2.11, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date. Each Revolving Credit Loan made pursuant to this subsection 2.4(a) shall be made in the manner set forth in subsection 10.18, to the extent subsection 10.18 is applicable to such Revolving Credit Loan.

            (b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

            2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the General Administrative Agent irrevocable notice (which notice must be received by the General Administrative Agent prior to 12:00 Noon, Chicago, Illinois time,
(a) in the case of Eurodollar Loans, three Business Days prior to the requested Borrowing Date, or (b) in the case of Base Rate Loans, on the requested Borrowing Date), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the General Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the General Administrative Agent for the account of the Borrower at the Funding Office prior to 3:00 P.M., Chicago, Illinois time, on the Borrowing Date requested by the Borrower in funds immediately available to the General Administrative Agent. The General Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the General Administrative Agent by the Revolving Credit Lenders in like funds as received by the General Administrative Agent.

            2.6 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the General Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section
8) and (ii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedules set forth in subsection 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.13.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

            (c) The General Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to subsection 10.6(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the General Administrative Agent hereunder from the Borrower and each Lender's share thereof.

            (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.6(b) shall, to the extent permitted by applicable law, be prima facie evidence (in the absence of manifest error) of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the General Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

            (e) The Borrower agrees that, upon the request to the General Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1 or G-2, respectively, with appropriate insertions as to date and principal amount.

            2.7 Commitment Fees, etc. (a) The Borrower agrees to pay to the General Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

            (b) The Borrower agrees to pay to the General Administrative Agent for the account of each Term Loan Lender a commitment fee for the period from and including the Closing Date to the last day of the Additional Tranche A Term Loan Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the undrawn Term Loan Commitments of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the last day of the Additional Tranche A Term Loan Commitment Period, commencing on the first of such dates to occur after the date hereof.

            (c) The Borrower agrees to pay to the Syndication Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Syndication Agent.

            (d) The Borrower agrees to pay to the General Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the General Administrative Agent.

            2.8 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the General Administrative Agent, to terminate any of the Commitments or, from time to time, to reduce the amount of any of the Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or, if the then aggregate Commitments are less than $1,000,000, such lesser amount), and shall reduce permanently the relevant Commitments then in effect.

            2.9 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the General Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and prior to 11:00 A.M., Chicago, Illinois time, on the date of such prepayment in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to subsection 2.19. Upon receipt of any such notice the General Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans which are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

            2.10 Mandatory and Special Prepayments and Commitment Reductions.
(a) Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding Indebtedness permitted by subsection 7.2 as in effect on the date hereof), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of receipt of such Net Cash Proceeds by the Borrower or such Subsidiary, as the case may be, toward the prepayment of the Term Loans and the reduction of the Term Loan Commitments as set forth in subsection 2.10(d).

            (b) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied as promptly as practicable but in any event not later than five Business Days after such date toward the prepayment of the Term Loans as set forth in subsection 2.10(d); provided that on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in subsection 2.10(d).

            (c) Unless the Required Prepayment Lenders shall otherwise agree, if in any fiscal year of the Borrower (commencing with the fiscal year ending December 31, 1998), there shall be Excess Cash Flow, then the Borrower shall, on the relevant Excess Cash Flow Application Date, apply (i) if the Consolidated Leverage Ratio on the last day of such fiscal year is greater than or equal to 2.5:1.0, then 50% of such Excess Cash Flow, and (ii) if the Consolidated Leverage Ratio on the last day of such fiscal year is less than 2.5:1.0, then 25% of such Excess Cash Flow, in either case toward the prepayment of the Term Loans as set forth in subsection 2.10(d). Each such prepayment shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in subsection 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

            (d) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to paragraphs (a), (b) and (c) of this subsection 2.10 shall be applied, subject to subsection 2.16(d), first, to the prepayment of the Term Loans ratably and to the installments thereof ratably in accordance with the then outstanding amounts thereof and, second, to reduce permanently the Term Loan Commitments. The application of any such prepayment pursuant to this subsection 2.10 shall be made first to Base Rate Loans and second to Eurodollar Loans. Each such prepayment shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

            (e) Unless the Required Prepayment Lenders shall otherwise agree, if, pursuant to the Washington Escrow Agreement, the escrow agent thereunder releases any funds deposited in the Washington Escrow to the General Administrative Agent, then (i) such funds shall be applied, first, to the prepayment of the Tranche B Term Loans ratably and to the installments thereof ratably in accordance with the then outstanding amounts thereof and, second, to the prepayment of the Tranche A Term Loans ratably and to the installments thereof ratably in accordance with the then outstanding amounts thereof, and
(ii) simultaneously with such prepayments, (x) the Total Revolving Credit Commitments and the L/C Commitment in each case shall be permanently reduced by $50,000,000 and (y) the aggregate undrawn Additional Tranche A Term Loan Commitments shall be permanently reduced by an amount equal to the aggregate outstanding principal amount of the Tranche A Term Loans after giving effect to the prepayments made pursuant to the foregoing clause (i). The application of any such prepayments pursuant to this subsection 2.10(e) shall be made first to Base Rate Loans and second to Eurodollar Loans. Each such prepayment shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

            2.11 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the General

Administrative Agent not later than 11:00 A.M., Chicago, Illinois time, at least one Business Day's prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the General Administrative Agent not later than 11:00 A.M., Chicago, Illinois time, at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the General Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice, the General Administrative Agent shall promptly notify each relevant Lender thereof.

            (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the General Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the General Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the General Administrative Agent shall promptly notify each relevant Lender thereof.

            2.12 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

            2.13 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

            (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

            (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 2.13 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

            (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 2.13 shall be payable from time to time on demand.

            2.14 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The General Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The General Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

            (b) Each determination of an interest rate by the General Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The General Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the General Administrative Agent in determining any interest rate pursuant to subsection 2.13(a).

            2.15 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

            (a) the General Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

            (b) the General Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the General Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the Interest Period then in effect with respect to such Eurodollar Loans, to Base Rate Loans. Until such notice has been withdrawn by the General Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

      2.16 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Loan Percentages, Tranche B Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Loans, each payment in respect of fees payable hereunder, and each payment in respect of Reimbursement Obligations, shall be allocated among the Facilities in respect of which such amounts are owing pro rata according to the amounts then due and owing under the respective Facilities.

      (b) Except as otherwise provided in subsection 2.16(d), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders, and the amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche EA Term Loans and the Tranche EB Term Loans, as the case may be, pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

      (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.

      (d) Notwithstanding anything to the contrary in subsections 2.10(a), (b),
(c) or (d) or subsection 2.16, so long as any Tranche A Term Loans are outstanding, each Tranche B Term Loan Lender may, at its option, decline all or any portion of any optional prepayment or mandatory prepayment applicable to the Tranche B Term Loans of such Lender (other than any mandatory prepayment made pursuant to subsection 2.10(e)); accordingly, with respect to the amount of any such optional prepayment or mandatory prepayment that is allocated to Tranche B Term Loans (such amounts, the "Tranche B Prepayment Amount"), at any time when Tranche A Term Loans remain outstanding, the Borrower will, (i) in the case of any optional prepayment which the Borrower wishes to make, not later than 10 days prior to the date on which the Borrower wishes to make such optional prepayment, and (ii) in the case of any such mandatory prepayment required to be made pursuant to subsection 2.10, in lieu of applying such amount to the prepayment of Tranche B Term Loans on the date specified in subsection 2.10 for such prepayment, give the General Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the General Administrative Agent prepare and provide to each Tranche B Term Loan Lender a notice (each, a "Prepayment Option Notice") as described below. As promptly as practicable after receiving such notice from the Borrower, the General Administrative Agent will send to each Tranche B Term Loan Lender a Prepayment Option Notice, which shall be in the form of Exhibit H, and shall include an offer by the Borrower to prepay on the date (each a "Prepayment Date") that is 5 days after the date of the Prepayment Option Notice, the Tranche B Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender's Prepayment Option Notice as being applicable to such Lender's Tranche B Term Loans. On the Prepayment Date, (i) the Borrower shall pay to the General Administrative Agent the aggregate amount necessary to prepay that portion of the outstanding Tranche B Term Loans in respect of which Tranche B Term Loan Lenders have not declined to accept prepayment as described above (such Lenders, the "Accepting Lenders"), and such amount shall be applied to reduce the Tranche B Repayment Amounts with respect to each Accepting Lender and (ii) the Borrower shall pay to the General Administrative Agent an amount equal to the portion of the Tranche B Prepayment Amount not accepted by the Accepting Lenders, and such amount shall be applied to the prepayment of the Tranche A Term Loans.

      (e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Chicago, Illinois time, on the due date thereof to the General Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The General Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

      (f) Unless the General Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the General Administrative Agent, the General Administrative Agent may assume that such Lender is making such amount available to the General Administrative Agent, and the General Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the General Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the General Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the General Administrative Agent. A certificate of the General Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the General Administrative Agent by such Lender within three Business Days of such Borrowing Date, the General Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum equal to the interest rate applicable for such period to such borrowing, on demand, from the Borrower.

      (g) Unless the General Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the General Administrative Agent, the General Administrative Agent may assume that the Borrower is making such payment, and the General Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the General Administrative Agent by the Borrower within three Business Days of such required date, the General Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the General Administrative Agent or any Lender against the Borrower.

      2.17 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law (exclusive of any organizational or governance document of any Lender or Agent) or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

            (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 2.18 and changes in the rate of tax on the overall net income of such Lender);

           (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

            (iii) shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 2.17, it shall promptly notify the Borrower (with a copy to the General Administrative Agent) of the event by reason of which it has become so entitled.

            (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law (exclusive of any organizational or governance document of any Lender or Agent) regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the General Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

            (c) A certificate as to any additional amounts payable pursuant to this subsection 2.17 submitted by any Lender to the Borrower (with a copy to the General Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this subsection 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.18 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this subsection 2.18 or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this subsection 2.18(a).

            (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the General Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or other evidence of payment thereof satisfactory to the General Administrative Agent. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agents the required receipts or other required documentary evidence, the Borrower shall indemnify the General Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this subsection 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the General Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement substantially in the form of
Exhibit I and a Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

            (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the General Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

            2.19 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this subsection 2.19 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.20 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law (exclusive of any organizational or governance document of any Lender or Agent) or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this

Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.19.

            2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of subsection 2.17, 2.18(a) or 2.20 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this subsection 2.21 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to subsection 2.17, 2.18(a) or 2.19.

                          SECTION 3. LETTERS OF CREDIT

            3.1 L/C Commitment. (a) Pursuant to the Existing Credit Agreement, Paribas, as issuing bank thereunder, has issued the Letters of Credit described in Schedule 3.1 (the "Existing Letters of Credit"). From and after the Closing Date, the Existing Letters of Credit shall constitute "Letters of Credit" hereunder issued by Paribas, in its capacity as an Issuing Bank. Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 3.4(a), agrees to issue letters of credit (together with the Existing Letters of Credit, the "Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Bank; provided that such Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date (unless, in the case of this clause (y), the Borrower fully cash collateralizes such Letter of Credit in a manner satisfactory to such Issuing Bank and the General Administrative Agent, in which case the expiration date of such Letter of Credit shall be no later than 364 days after the Revolving Credit Termination Date, except that any South American Letter of Credit so cash collateralized may have an expiry date of up to two years from the date of issuance thereof), provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the applicable date referred to in clause (y) above).

            (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of (i) in the case of a Letter of Credit issued by Paribas, the State of Texas, (ii) in the case of a Letter of Credit issued by The First National Bank of Chicago, the State of Illinois and (iii) in the case of a Letter of Credit issued by First Union National Bank, the State of New York.

            (c) No Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would violate or cause violation by such Issuing Bank or any L/C Participant of any limits imposed by any applicable Requirement of Law (exclusive of any organizational or governance document of any Lender or Agent) imposed after the Closing Date.

            3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may request. Upon receipt of any Application, the relevant Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Bank be required to issue any Letter of Credit earlier than one Business Day after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Bank and the Borrower. The relevant Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The relevant Issuing Bank shall promptly furnish to the General Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

            3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility minus the fronting fee referred to below, shared ratably among the Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Bank for its own account with respect to each Letter of Credit a fronting fee calculated at a rate per annum equal to 0.125% on the face amount thereof (provided that in no event shall the fronting fee for any Letter of Credit be less than $300), payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

            (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the relevant Issuing Bank for its own account for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

            3.4 L/C Participations. (a) Effective on the Closing Date (with respect to the Existing Letters of Credit), and effective on the date of issuance thereof (with respect to Letters of Credit issued after the Closing
Date), the relevant Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Percentage in such Issuing Bank's obligations and rights under the Letters of Credit issued by such Issuing Bank hereunder and the amount of each draft paid by the relevant Issuing Bank thereunder in accordance with the terms of this Agreement. Notwithstanding the provisions contained in the next to last sentence of subsection 3.5, each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit for which the relevant Issuing Bank is not reimbursed in full by the Borrower for all Reimbursement Obligations in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

            (b) If any amount required to be paid by any L/C Participant to an Issuing Bank pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is paid to such Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not made available to the relevant Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of the relevant Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection 3.4(b) shall be conclusive in the absence of manifest error.

            (c) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall immediately return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.

            3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the relevant Issuing Bank on each date on which such Issuing Bank notifies the Borrower of the date and amount of a draft presented under any unexpired Letter of Credit and paid by such Issuing Bank for the amount of (a) such draft so paid and (b) any costs or expenses provided for in subsection 3.3(b) which are incurred by such Issuing Bank in connection with such payment. Each such payment shall be made to such Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection 3.5 from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, subsection 2.13(b) and (ii) thereafter, subsection 2.13(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of subsection 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in subsection 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the General Administrative Agent for a borrowing pursuant to subsection 2.5 of Base Rate Loans in the amount of such drawing plus interest and expenses incurred by the Issuing Bank. The Borrowing Date with respect to such borrowing shall be the date of such drawing and all proceeds of such borrowing shall be paid to the relevant Issuing Bank.

            3.6 Obligations Absolute. The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the relevant Issuing Bank, any beneficiary of a Letter of Credit or any other Person; provided, that in honoring each Letter of Credit, the relevant Issuing Bank has acted in good faith and has examined such Letter of Credit and the accompanying document or documents, as the case may be, with such care as to ascertain that on their face they appear to comply with the terms of such Letter of Credit. The Borrower also agrees with each Issuing Bank, subject to the proviso contained in the preceding sentence, that such Issuing Bank shall not be responsible for, and the Borrower's Reimbursement Obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Bank shall be liable for (i) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Bank, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, which failure is not the result of gross negligence or willful misconduct of such

Issuing Bank as determined by a final and nonappealable decision of a court of competent jurisdiction, (iv) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing thereunder and (v) any consequences arising from causes beyond the control of such Issuing Bank, including, without limitation, the actions of any Governmental Authority. The Borrower agrees that any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower.

            3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit and appear on their face to comply with such Letter of Credit.

            3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

            3.9 Indemnification of Issuing Banks. To the extent the relevant Issuing Bank is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify such Issuing Bank in proportion to its Revolving Credit Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Issuing Bank in performing its duties hereunder, in any way relating to or arising out of this Agreement and by reason of the ordinary negligence of such Issuing Bank; provided that no Lender shall be liable to such Issuing Bank for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct. The provisions of this subsection 3.9 shall survive any termination of this Agreement and the payment of the Obligations and shall continue thereafter in full force and effect.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

            To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

            4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 1998 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisitions, (ii) the Loans to be made hereunder and the use of proceeds thereof, (iii) the issuance of the Capital Markets Instruments and the use of proceeds thereof and (iv) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at March 31, 1998, assuming that the events specified in the preceding sentence had actually occurred at such date.

            (b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 1997 and December 31, 1996, and the related statements of consolidated income and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 1998, and the related unaudited statements of consolidated income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any material long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 1997 to and including the date hereof there has been no Disposition by the Borrower and its Subsidiaries of any material part of its business or Property.

            (c) To the best knowledge of the Borrower, the audited consolidated balance sheets of each Acquired Hawaii Company and its consolidated Subsidiaries as at May 31, 1997 and May 31, 1996, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Arthur Andersen LLP, present fairly the consolidated financial condition of such Acquired Hawaii Company and its consolidated Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. To the best knowledge of the Borrower, the unaudited consolidated balance sheet of each Acquired Hawaii Company and its consolidated Subsidiaries as at December 31, 1997, and the related unaudited consolidated statements of income and cash flows for the seven-month period ended on such date, present fairly the consolidated financial condition of such Acquired Hawaii Company and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the seven-month period then ended (subject to normal year-end audit adjustments). To the best knowledge of the Borrower, all such financial statements, including the related notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). To the best knowledge of the Borrower, each Acquired Hawaii Company and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any material long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph. To the best knowledge of the Borrower, during the period from December 31, 1997 to and including the date hereof there has been no Disposition by any Acquired Hawaii Company or its Subsidiaries of any material part of its business or Property.

            (d) To the best knowledge of the Borrower, (A) the audited balance sheets of the Acquired Washington Company as at December 31, 1997 and December 31, 1996, and the related statements of income and of cash flows for the fiscal year ended on December 31, 1997 and the nine months ended on December 31, 1996, reported on by and accompanied by an unqualified report from Price Waterhouse LLP, present fairly the financial condition of the Acquired Washington Company as at such dates, and the results of its operations and its cash flows for the respective fiscal years then ended, (B) the unaudited balance sheet of the Acquired Washington Company as at March 31, 1998, and the related unaudited statements of income and cash flows for the three-month period ended on such date, presents fairly the financial condition of the Acquired Washington Company as at such date, and the results of its operations and its cash flows for the three-month period then ended (subject to normal year-end audit adjustments),
(C) all such financial statements, including the related notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), (D) the Acquired Washington Company does not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any material long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph and (E) during the period from December 31, 1997 to and including the date of this Agreement there has been no Disposition by the Acquired Washington Company of any material part of its business or Property.

            4.2 No Change. Since December 31, 1997 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

            4.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and to consummate the Acquisitions. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement and the Acquisitions. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the consummation of the Acquisitions and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in
Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (except as noted in Schedule 4.4), (ii) the filings referred to in subsection 4.19 and (iii) any consent that may be required to be obtained by or on behalf of any Lender. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder, the use of the proceeds thereof and the consummation of the Acquisitions will not violate any Requirement of Law applicable to, or any material Contractual Obligation of, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

            4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues
(a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

            4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            4.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has indefeasible title to, or a valid leasehold interest in, all of its material real property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property is subject to any Lien except as permitted by subsection 7.3.

            4.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Except as set forth in Schedule 4.9, no material claim has been asserted and is pending against the Borrower or any of its Subsidiaries by any Person challenging or questioning the use of any such Intellectual Property by the Borrower or any of its Subsidiaries or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person known by the Borrower to have a legal right therein.

            4.10 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority, and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim which could reasonably be expected to have a Material Adverse Effect is being asserted, with respect to any such tax, fee or other charge (other than any such claim the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be).

            4.11 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the General Administrative Agent, the Borrower will furnish to the General Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

            4.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

            4.13 ERISA. Except as set forth on Schedule 4.13, neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

            4.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

            4.15 Subsidiaries. The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the date hereof.

            4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance, in part, the Washington Acquisition and to pay related fees and expenses, to refinance certain existing Indebtedness of the Borrower and its Subsidiaries (including the Existing Credit Agreement) and to finance certain capital expenditures. The proceeds of the Revolving Credit Loans and the Letters of Credit shall be used to finance, in part, the Washington Acquisition and to provide for the ongoing working capital and general corporate needs (including certain capital expenditures) of the Borrower and its Subsidiaries in the ordinary course of business.

            4.17 Environmental Matters. (a) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a

Material Adverse Effect, the Borrower and each of its Subsidiaries: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or intended operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and
(iv) reasonably believes that: each of its Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of it will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to it will be timely attained and maintained, without material expense.

            (b) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to any of them, or (ii) interfere with the Borrower's or any of its Subsidiaries' continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

            (c) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of any of them will be, named as a party that is pending or, to the knowledge of any of them, threatened.

            (d) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: neither the Borrower nor any of its Subsidiaries has received any request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

            (e) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

            (f) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Materials of Environmental Concern.

            4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the General Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties contained in the Hawaii Acquisition Agreement and the Washington Acquisition Agreement are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the General Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

            4.19 Security Documents. (a) Except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, the Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule E4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person except as permitted thereby.

           (b) Except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule E4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person except as permitted thereby.

            (c) Except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, each of the Oil and Gas Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Oil and Gas Properties described therein and proceeds thereof, and when the Oil and Gas Mortgages are filed in the offices specified on Schedule E4.19(c), each such Oil and Gas Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Oil and Gas Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Oil and Gas Mortgage), in each case prior and superior in right to any other Person except as permitted thereby.

            4.20 Solvency. Each Loan Party is, and after giving effect to the Acquisitions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

            4.21 Senior Indebtedness. The Obligations constitute "Senior Debt" and "Designated Senior Debt" of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute "Senior Debt" of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

            4.22 Year 2000 Matters. Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Borrower or any of its Subsidiaries or used or relied upon in the conduct of their business (including any such systems and other equipment supplied by others), and the testing of all such systems and other equipment as so reprogrammed, will be completed by June 30, 1999. The costs to the Borrower and its Subsidiaries that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect. Except for any reprogramming referred to above, the computer systems of the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, in all material respects sufficient for the conduct of their business as currently conducted.

            4.23 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

            4.24 Excluded Subsidiaries. The aggregate book value of the assets of all Excluded Subsidiaries does not and will not at any time exceed $1,000,000 in the aggregate.


                         SECTION 5. CONDITIONS PRECEDENT

            5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

            (a) Loan Documents. The Syndication Agent shall have received
      (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Agent, and a Lender Addendum with respect to each initial Lender, executed and delivered by the parties thereto, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor, (iii) a Mortgage covering each of the Initial Mortgaged Properties, and an Oil and Gas Mortgage covering each of the Mortgaged Oil and Gas Properties, executed and delivered by a duly authorized officer of each party thereto,
      (iv) for the account of each Lender so requesting in accordance with subsection 2.6(e), Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower and
      (v) a Consent and Confirmation executed and delivered by a duly authorized officer of each Subsidiary Guarantor. The Security Documents described in clauses (ii) and (iii) of the preceding sentence were delivered on May 29, 1998.

            (b) Capital Markets Instruments. The Borrower shall have issued and sold the Capital Markets Instruments. The General Administrative Agent shall have received certified true and correct copies of (i) the Senior Subordinated Note Indenture and (ii) the Certificate of Designations and Preferences for the Mandatorily Convertible Preferred Stock.

            (c) Washington Escrow Deposit; Washington Seller Letter Agreement; Intercreditor Agreement. (i) The Borrower shall have made the required deposit in the Washington Escrow pursuant to the Washington Escrow Agreement.

            (ii) The Borrower, the Washington Seller, the General Administrative Agent and the Collateral Agent shall have entered into a satisfactory letter agreement pursuant to which (i) the Washington Seller acknowledges that the Borrower has granted to the Collateral Agent a security interest in the Borrower's rights under the Washington Acquisition Agreement and the Washington Escrow Agreement and (ii) the Washington Seller agrees that, upon release to the Washington Seller on the Washington Escrow Release Date of funds from the Washington Escrow, the Washington Seller will promptly deliver to the Collateral Agent the stock certificate or stock certificates representing all Capital Stock of the Acquired Washington Company, duly endorsed in blank.

            (iii) The Intercreditor Agreement shall have been executed and delivered by the parties thereto.

            (d) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower and its consolidated Subsidiaries, audited consolidated financial statements of the Acquired Hawaii Companies and their consolidated Subsidiaries, and audited financial statements of the Acquired Washington Company, in each case for the 1997 and 1996 fiscal years, and (iii) unaudited interim consolidated financial statements of the Borrower and its consolidated Subsidiaries, unaudited interim consolidated financial statements of each Acquired Hawaii Company and its consolidated Subsidiaries, and unaudited interim financial statements of the Acquired Washington Company, in each case for each fiscal quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph (d) as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its consolidated Subsidiaries, the Acquired Hawaii Companies and their consolidated Subsidiaries, and the Acquired Washington Company, in each case as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

            (e) Approvals. All governmental and third party approvals necessary in connection with the Loan Documents and the financing contemplated thereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect.

            (f) Related Agreements. The Syndication Agent shall have received (in a form reasonably satisfactory to such Agent), with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of the Hawaii Acquisition Agreement, the Washington Acquisition Agreement and such other documents or instruments as may be reasonably requested by the Syndication Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract for borrowed money to which any of the Loan Parties may be a party.

            (g) Fees. The Lenders, the Agents and the Arranger shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented, on or before the Closing Date. All such amounts shall be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the General Administrative Agent on or before the Closing Date.

            (h) Business Plan. The Lenders shall have received satisfactory financial projections, together with satisfactory assumptions, for fiscal years 1998-2005 of the Borrower.

            (i) Solvency Certificate. The Lenders shall have received a certificate of a Responsible Officer in form and substance reasonably satisfactory to the Syndication Agent certifying as to the solvency of the Borrower and its Subsidiaries considered as a whole after giving effect to the Acquisitions and the transactions contemplated hereby.

            (j) Environmental Assessment. The General Administrative Agent shall have received, with a copy for each Lender, an environmental assessment, in form, scope and substance satisfactory to the Syndication Agent and from a firm satisfactory to the Syndication Agent, with respect to the Acquired Hawaii Companies, the Acquired Washington Company and the Borrower and its Subsidiaries.

            (k) Closing Certificates. The Syndication Agent shall have received, with counterparts for each Lender, certificates of each Loan Party, dated the Closing Date, which together contain the information set forth in Exhibit C, with appropriate insertions and attachments.

            (l) Legal Opinions. The Syndication Agent shall have received the following executed legal opinions:

                  (i) the legal opinion of Fulbright & Jaworski L.L.P., counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

                 (ii) the legal opinion of James C. Reed, Jr., general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2;

                (iii) the legal opinion of local counsel in each of Louisiana,
            Alaska and Hawaii and of such other special and local counsel as may be required by the Syndication Agent; and

                 (iv) title opinions or other evidence of the Borrower's title with respect to the Oil and Gas Properties as reasonably required by the Syndication Agent.

      Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Syndication Agent may reasonably require.

            (m) Pledged Stock; Stock Power. The Syndication Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement (other than the Capital Stock of the Acquired Washington Company), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

            (n) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein (other than any Collateral in which the Acquired Washington Company has any right, title or interest), prior and superior in right to any other Person (other than with respect to Liens expressly permitted by subsection 7.3), shall be in proper form for filing, registration or recordation.

            (o) Title Insurance; Flood Insurance. (i) If requested by the Collateral Agent, the Collateral Agent shall have received, and the title insurance company issuing the policy referred to in clause (ii) below (the "Title Insurance Company") shall have received, maps or plats of an as-built survey of the sites of the Initial Mortgaged Properties (other than the Owned Marine Terminals) certified to the Collateral Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Collateral Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which such Initial Mortgaged Properties are located.

            (ii) The Collateral Agent shall have received in respect of each Initial Mortgaged Property (other than the Owned Marine Terminals) a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Collateral Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Initial Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Collateral Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Collateral Agent may reasonably request and (G) be issued by title companies satisfactory to the Collateral Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Collateral Agent). The Collateral Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

            (iii) If requested by the Collateral Agent, the Collateral Agent shall have received (A) a policy of flood insurance which (1) covers any parcel of improved real property which is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and
      (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

            (iv) The Collateral Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Initial Mortgaged Properties.

            (p) Insurance. The Collateral Agent shall have received insurance certificates satisfying the requirements of subsection 5.3 of the Guarantee and Collateral Agreement.

            5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

            (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

            (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance or extension of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this subsection 5.2 have been satisfied.


                        SECTION 6. AFFIRMATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and (except in the case of subsection 6.1) shall cause its Subsidiaries to:

            6.1 Financial Statements. Furnish to each Agent and each Lender:

            (a) as soon as available, but in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited statements of consolidated income and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

            (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited statements of consolidated income and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year on the statements of consolidated income and cash flows and, in the case of the balance sheet only, the last day of the immediately preceding fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

            6.2 Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (f), to the relevant Lender:

            (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (b) concurrently with the delivery of any financial statements pursuant to subsection 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the General Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

            (c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

            (d) no later than 3 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to (i) the Senior Subordinated Note Indenture, (ii) the Hawaii Acquisition Agreement or
      (iii) the Washington Acquisition Agreement;

            (e) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports (excluding the related exhibits thereto unless specifically requested by such Agent or Lender) which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

            (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

            6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

            6.4 Conduct of Business and Maintenance of Existence, etc. Except with respect to Excluded Subsidiaries: (a) (i) preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by subsection 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            6.5 Maintenance of Property; Insurance. (a) Keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted (as determined by the Borrower in its reasonable discretion), (b) maintain with financially sound and reputable insurance companies (or, to the extent reasonable, customary among companies engaged in the same or a similar business and, in any event, consistent with the past business practices of the Borrower, through self-insurance) insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

            6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business and activities and
(b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries and with its independent certified public accountants.

            6.7 Notices. Promptly give notice to the General Administrative Agent and each Lender of:

            (a) the occurrence of any Default or Event of Default;

                        (b) any (i) default or event of default under any
            Contractual Obligation of the Borrower or any of its Subsidiaries or
            (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                        (c) any litigation or proceeding in which the Borrower
            or any of its Subsidiaries is a party in which the amount involved is $5,000,000 or more and not covered by insurance or in which material injunctive or similar relief is sought;

                        (d) the following events, as soon as possible and in any
            event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

                        (e) any development or event which has had or could
            reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

            6.8 Environmental Laws. (a) (i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain, or take such efforts, reasonably could be expected to adversely affect the Borrower. For purposes of the preceding sentence, the Borrower or any of its Subsidiaries shall not be deemed to be in noncompliance or default with any applicable Environmental Law or Environmental Permit if, upon learning of any actual or suspected noncompliance, the Borrower and/or Subsidiary, as the case may be, shall promptly undertake all reasonable efforts to achieve compliance; provided, that, in any case, such noncompliance, and any other noncompliance with Environmental Laws, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (b) Promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith (provided, that the pendency of any and all such appeals could not reasonably be expected to have a Material Adverse Effect).

            (c) (i) Prior to acquiring any ownership or leasehold interest in real property, or other interest in any real property (other than interests in Oil and Gas Properties which are not being operated or occupied) that could give rise to the Borrower being found to be an operator subject to potential liability under any Environmental Law (or any entity with such interests in any real property), obtain a written report by an environmental consulting firm reasonably acceptable to the Syndication Agent and the General Administrative Agent (an "Environmental Consultant") of the Environmental Consultant's assessment of the presence or potential presence of significant levels of any Materials of Environmental Concern on, under, in, or about the property, or of other conditions that could give rise to potentially significant liability under or violations of Environmental Law relating to such acquisition, and notify the General Administrative Agent and the Syndication Agent of such acquisition no later than promptly following the closing thereof; and (ii) if requested by the General Administrative Agent or the Syndication Agent, provide such report to the General Administrative Agent and the Syndication Agent and afford the General Administrative Agent and the Syndication Agent a reasonable opportunity, if requested by either of them, to discuss such report with the Environmental Consultant who prepared it and a knowledgeable representative of the Borrower. The General Administrative Agent and the Syndication Agent shall have the right, but shall not have any duty, to obtain, review, or discuss any such report.

            6.9 Additional Collateral, etc. (a) With respect to any Property (including any vessel as to which all or any portion of the purchase price has been funded with the proceeds of Loans) acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (w) any Property described in paragraph (b), (c) or (d) below, (x) any Property subject to a Lien expressly permitted by subsection 7.3(g), (y) vessels acquired with the proceeds of transactions permitted by subsection 7.2(b) and (z) leasehold interests in real property) as to which the Collateral Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the General Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the General Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the General Administrative Agent.

            (b) (i) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,500,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any such real property subject to a Lien expressly permitted by subsection 7.3(g), and other than any such real property interest owned by the Acquired Washington Company, which shall be governed by subsection 6.11), promptly (A) execute and deliver a first priority Mortgage in favor of the Collateral Agent, for the benefit of the Lenders, covering such real property, (B) if requested by the General Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property (other than Owned Marine Terminals) in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the General Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the General Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the General Administrative Agent, and (C) if requested by the General Administrative Agent, deliver to the General Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the General Administrative Agent.

            (ii) With respect to any Oil and Gas Properties in any single field having an aggregate value for such field (together with improvements thereof) of at least $2,500,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (A) execute and deliver a first priority Oil and Gas Mortgage in favor of the Collateral Agent, for the benefit of the Lenders, covering such Oil and Gas Property and (B) deliver to the General Administrative Agent legal opinions and title opinions or other evidence of the Borrower's title, in each case as reasonably required by the General Administrative Agent, relating to the matters described above, which opinions or evidence of title, as the case may be, shall be in form and substance, and from counsel, reasonably satisfactory to the General Administrative Agent.

            (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary) by the Borrower or any of its Subsidiaries (other than the Acquired Washington Company, which shall be governed by subsection 6.11), promptly (i) execute and deliver to the General Administrative Agent such amendments to the Guarantee and Collateral Agreement as the General Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary
(A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the General Administrative Agent, and (iv) if requested by the General Administrative Agent, deliver to the General Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the General Administrative Agent.

            (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the General Administrative Agent such amendments to the Guarantee and Collateral Agreement as the General Administrative Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the General Administrative Agent, desirable to perfect the Lien of the Collateral Agent thereon, and (iii) if requested by the General Administrative Agent, deliver to the General Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the General Administrative Agent.

            6.10 Further Assurances. (a) In the case of the Borrower, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the General Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Agents and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the General Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the General Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

            6.11 Satisfaction of Obligations Related to Washington Escrow Release. On the Washington Escrow Release Date, if on such date funds are released to the Washington Seller and ownership of the Capital Stock of the Acquired Washington Company is transferred to the Borrower (subject to the security interest of the Collateral Agent), the Borrower shall satisfy the conditions set forth in paragraphs (a), (b), (d), (e) and (f) below, and within five Business Days after the Washington Escrow Release Date, the Borrower shall satisfy each of the other conditions set forth below:

            (a) Washington Acquisition. The Washington Acquisition shall have been consummated pursuant to the Washington Acquisition Agreement on terms and conditions reasonably satisfactory to the Lenders, and no material provision thereof shall have been waived, amended, supplemented or otherwise modified without the consent of the Syndication Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

            (b) Guarantee and Pledge By and With Respect to Acquired Washington Company. The Borrower shall have and shall have caused the Acquired Washington Company to, as the case may be, (i) execute and deliver to the General Administrative Agent such amendments to the Guarantee and Collateral Agreement as the General Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of the Acquired Washington Company, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or the Acquired Washington Company, as the case may be and (iii) cause the Acquired Washington Company (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to the Acquired Washington Company, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the General Administrative Agent.

            (c) Washington Mortgage. The General Administrative Agent shall have received a Mortgage covering the Washington Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

            (d) Approvals. All governmental and third party approvals necessary in connection with the Washington Acquisition shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Washington Acquisition.

            (e) Lien Searches. The General Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Acquired Washington Company does business, and such search shall reveal no material liens on any of the assets of the Acquired Washington Company except for liens permitted by subsection 7.3.

            (f) Legal Opinions. The General Administrative Agent shall have received the following executed legal opinions:

                  (i) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Washington Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders; and

                  (ii) the legal opinion of local counsel in Washington and of such other special and local counsel as may be required by the Syndication Agent.

            (g) Title Insurance; Flood Insurance. (i) If requested by the General Administrative Agent, the General Administrative Agent shall have received, and the Title Insurance Company shall have received, maps or plats of an as-built survey of the site of the Washington Mortgaged Property certified to the General Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the General Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the General Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Washington Mortgaged Property is located.

            (ii) The General Administrative Agent shall have received in respect of the Washington Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Such policy shall (A) be in an amount reasonably satisfactory to the General Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on the Washington Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Collateral Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy
      - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the General Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the General Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the General Administrative Agent). The General Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

            (iii) If requested by the General Administrative Agent, the General Administrative Agent shall have received (A) a policy of flood insurance which (1) covers any parcel of improved real property which is encumbered by the Mortgage covering the Washington Mortgaged Property, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

            (iv) The General Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Washington Mortgaged Property.


                          SECTION 7. NEGATIVE COVENANTS

            The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

            7.1 Financial Condition Covenants.

            (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower and its consolidated Subsidiaries ending during any period set forth below to exceed the ratio set forth below opposite such period:

                                                          Consolidated
            Period                                        Leverage Ratio
            ------                                        --------------
            July 1, 1998 - September 30, 1999             3.25:1.00
            October 1, 1999 - September 30, 2000          3.00:1.00
            October 1, 2000 - September 30, 2001          2.50:1.00
            Thereafter                                    2.00:1.00


; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending September 30, 1998, December 31, 1998 and March 31, 1999, Consolidated EBITDA for the relevant period shall be deemed to equal Consolidated EBITDA for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing on or after July 1, 1998) multiplied by 4, 2 and 4/3, respectively.

            (b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower and its consolidated Subsidiaries ending during any period set forth below to be less than the ratio set forth below opposite such period:

                                                      Consolidated Fixed
             Period                                   Charge Coverage Ratio
             ------                                   ---------------------
             July 1, 1998 - September 30, 1999        3.00:1.00
             October 1, 1999 - September 30, 2000     3.25:1.00
             Thereafter                               3.50:1.00

; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending September 30, 1998, December 31, 1998 and March 31, 1999, Consolidated EBITDA for the relevant period shall be deemed to equal Consolidated EBITDA for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing on or after July 1, 1998) multiplied by 4, 2 and 4/3, respectively.

            7.2 Limitation on Indebtedness. Create, incur, assume or permit to exist (collectively, "incur") any Indebtedness, except:

            (a) Indebtedness of any Loan Party pursuant to any Loan Document;

            (b) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by subsection 7.3(g) in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding;

            (c) Indebtedness outstanding on the date hereof and listed on
      Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof (other than for payment of related expenses, fees and premiums, if any) or any shortening of the maturity of any principal amount thereof);

            (d) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;

            (e) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $300,000,000; provided that the Borrower may incur additional Indebtedness in respect of the Senior Subordinated Notes after the Closing Date in an aggregate principal amount of up to $50,000,000, so long as (i) no Default or Event of Default shall have occurred and be continuing on the date of such incurrence before or after giving effect thereto and (ii) the Borrower shall be in compliance, on a pro forma basis after giving effect to such incurrence, with the covenants contained in subsection 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower with respect to which financial statements have been delivered pursuant to subsection 6.1(b) as if such incurrence had occurred on the first day of each relevant period for testing such compliance;

            (f) Indebtedness owing by (i) the Borrower to Subsidiaries which are not Subsidiary Guarantors not to exceed $7,500,000 in the aggregate, (ii) any Subsidiary of the Borrower to the Borrower, (iii) the Borrower to any Subsidiary Guarantor, and (iv) any Subsidiary Guarantor to any other Subsidiary Guarantor;

            (g) Indebtedness not to exceed $15,000,000 in the aggregate at any one time outstanding in respect of letters of credit (other than Letters of Credit) or bank guaranties provided for the account of the Borrower or any of its Subsidiaries in the ordinary course of their respective businesses conducted in South America and used in lieu of or in support of performance guarantees or performance, surety or other similar bonds or bankers' acceptances;

            (h) Guarantee Obligations of the Borrower and its Subsidiaries in respect of the obligations incurred by branded dealers and distributors in connection with retail gasoline station improvements; provided, that the aggregate amount of outstanding Guarantee Obligations incurred pursuant to this subsection 7.2(h), taken together with the aggregate amount of Investments made pursuant to subsection 7.7(k), shall not exceed (i) at any time during 1998, $10,000,000, and (ii) at any time thereafter, $20,000,000;

            (i) Indebtedness assumed by the Borrower or any of its Subsidiaries in connection with purchases of all or substantially all of the Capital Stock of Persons organized under the laws of the United States or any state thereof and engaged in lines of business similar to the line of business of the Borrower on the date of this Agreement, but in no event in contravention of subsection 4.16; provided, that the aggregate amount of Indebtedness so assumed pursuant to this subsection 7.2(i), taken together with the aggregate amount of Investments made pursuant to subsection 7.7(i), shall in no event exceed $75,000,000;

            (j) Indebtedness of the Borrower or any of its Subsidiaries not otherwise permitted by this subsection 7.2 in an aggregate principal amount (for the Borrower and all of its Subsidiaries) at any one time outstanding not to exceed $75,000,000;

            (k) any refinancings, refundings, renewals or extensions, in whole or in part, of any Indebtedness referred to in subsection 7.2(a) or (j) (without any increase in the principal amount thereof (other than for payment of related expenses, fees and premiums, if any) or any shortening of the maturity of any principal amount thereof); and

            (l) Indebtedness secured by Liens on a vessel permitted by subsection 7.3(s) in an aggregate principal amount not to exceed $55,000,000; provided that no Indebtedness shall be permitted pursuant to this subsection 7.2(l) if the Borrower or any of its Subsidiaries has entered into the Shipping Joint Venture with respect to such vessel or any portion of the purchase price of such vessel has been funded with the proceeds of Loans.

            7.3 Limitation on Liens. Create, incur, assume or permit to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

            (a) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlords' or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

            (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

            (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

            (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by subsection 7.2(c), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

            (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to subsection 7.2(b) to finance the acquisition or construction of, or repairs, improvements or additions to, fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property of the Borrower or its Subsidiaries other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

            (h) Liens created pursuant to the Security Documents;

            (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

            (j) any Lien securing Indebtedness, neither assumed nor guaranteed by the Borrower or any of its Subsidiaries nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Borrower for substation, metering station, pump station, storage, gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (j) does not materially impair the use of the Property covered by such Lien for the purposes of which such Property is held by the Borrower or any of its Subsidiaries;

            (k) inchoate Liens arising under ERISA;

            (l) Liens reserved in customary oil, gas and/or mineral leases for bonus or rental payments and for compliance with the terms of such leases and Liens reserved in customary operating agreements, farm-out and farm-in agreements, exploration agreements, development agreements and other similar agreements for compliance with the terms of such agreements;

            (m) any obligations or duties affecting any of the Property of the Borrower or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such Property for the purposes for which it is held;

            (n) defects, irregularities and deficiencies in title of any rights of way or other Property of the Borrower or any Subsidiary which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes for which such rights of way and other Property are held by the Borrower or any Subsidiary, and defects, irregularities and deficiencies in title to any Property of the Borrower or its Subsidiaries, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

            (o) royalties, overriding royalties, revenue interests, production payments (other than production payments granted or created by the Borrower in connection with the borrowing of money), advance payment obligations (other than obligations in respect of advance payment received by the Borrower in connection with the borrowing of money) and other similar burdens now existing on Oil and Gas Properties now owned or, as to Oil and Gas Properties hereafter acquired, at the time of acquisition by the Borrower or any of its Subsidiaries;

            (p) Liens arising out of all present and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements (but only as otherwise permitted by this Agreement), farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering or arising out of production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any Property of the Borrower or its Subsidiaries, provided such agreements are entered into in the ordinary course of business and contain terms customary for such agreements in the industry;

            (q) Liens securing Indebtedness permitted pursuant to subsection 7.2(i), so long as the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto does not at any time exceed an amount equal to the product of (i) 1.5 and (ii) the aggregate outstanding principal amount of the obligations secured thereby;

            (r) Liens securing Indebtedness permitted pursuant to subsection 7.2(j), so long as (i) the aggregate outstanding principal amount of the obligations secured thereby does not exceed $60,000,000, and (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto does not at any time exceed an amount equal to the product of (x) 1.5 and (y) the aggregate outstanding principal amount of the obligations secured thereby;

            (s) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposit with or in possession of such bank;

            (t) Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to subsection 7.2(l) to finance the acquisition of a vessel, provided that (i) such Liens shall be created substantially simultaneously with such acquisition, (ii) such Liens do not at any time encumber any Property of the Borrower or its Subsidiaries other than such vessel and (iii) the amount of Indebtedness secured thereby is not increased; and

            (u) Liens in favor of the trustee under the Senior Subordinated Note Indenture on up to $151,500,000 of the net cash proceeds of the Senior Subordinated Notes (including any Lien in favor of such trustee on the Borrower's interest, up to $151,500,000, in the Washington Escrow) securing the payment of the Borrower's obligations under the Senior Subordinated Notes.

            7.4 Limitation on Fundamental Changes. Except for Excluded Subsidiaries, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

            (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation); and

            (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon dividend, distribution, voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor.

            7.5 Limitation on Disposition of Property. Except for Excluded Subsidiaries, dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

            (a) the Disposition of obsolete or worn out Property in the ordinary course of business;

            (b) the sale of inventory, hydrocarbon production, other mineral products and products refined therefrom in the ordinary course of business;

            (c) Dispositions permitted by subsection 7.4(b);

            (d) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Subsidiary Guarantor;

            (e) any Recovery Event; provided, that the requirements of subsection 2.10(b) are complied with in connection therewith;

            (f) other Dispositions outside the ordinary course of business occurring during the term of this Agreement which yield gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in an aggregate amount not in excess of $25,000,000;

            (g) Asset Sales not otherwise permitted by this subsection 7.5; provided, that (i) the aggregate book value of all assets which are the subject thereof does not exceed, during the term of this Agreement, 1% of the aggregate book value of the assets of the Borrower and its Subsidiaries after giving effect to the Acquisitions and (ii) the requirements of subsection 2.10(b) are complied with in connection therewith;

            (h) any trade or exchange by the Borrower or any Subsidiary Guarantor of any Oil and Gas Property for Property owned or held by another Person; provided that (i) the fair market value of the Oil and Gas Property so traded or exchanged by (together with any accompanying cash or Cash Equivalents paid by) the Borrower or such Subsidiary Guarantor, as the case may be (the "Released Property"), is substantially equivalent to the fair market value of the Property (together with any accompanying cash or Cash Equivalents) received by the Borrower or such Subsidiary Guarantor, as the case may be, in connection with such trade or exchange (the "Received Property") and (ii) if the Released Property constitutes Collateral immediately prior to such trade or exchange, then the Received Property shall constitute Collateral and, accordingly, shall be pledged to the Collateral Agent, for the benefit of the Lenders, in the manner provided in the applicable paragraph or paragraphs of subsection 6.9; provided, further, that the aggregate value of all Oil and Gas Properties traded or exchanged and any accompanying cash or Cash Equivalents paid by the Borrower and the Subsidiary Guarantors pursuant to this subsection 7.5(h) in connection with the business of the Borrower and its Subsidiaries conducted outside of South America shall not exceed $50,000,000;

            (i) the sale or transfer (whether or not in the ordinary course of business) of crude oil or natural gas properties or direct or indirect interests in real property; provided, that at the time of any such sale or transfer, the Property being sold or transferred does not have associated with it any proved reserves; and

            (j) the abandonment, farmout, lease or sublease of developed or undeveloped crude oil or natural gas properties in the ordinary course of business.

            7.6 Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that (a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (b) so long as no Default or Event of Default shall be in existence, the Borrower may pay dividends (i) on the Mandatorily Convertible Preferred Stock at the stated rate and (ii) on its common stock in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Borrower.

            7.7 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

            (a) extensions of trade credit in the ordinary course of business;

            (b) investments in Cash Equivalents;

            (c) Investments arising in connection with the incurrence of Indebtedness permitted by subsections 7.2(d) and (f);

            (d) loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $7,500,000 at any one time outstanding;

            (e) the Acquisitions;

            (f) Investments in assets useful in the Borrower's business made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

            (g) entering into a joint venture or partnership in connection with the sale to such joint venture or partnership of all or a portion of the assets of Tesoro Bolivia;

            (h) (i) the purchase of stock issued by the Borrower from participants in the incentive stock plans of the Borrower made for the purpose of satisfying federal withholding tax obligations of such participants as provided for under the terms of such incentive stock plans or stock incentive grants thereunder or (ii) the purchase existing options issued to such participants pursuant to such incentive stock plans in order to make stock available for issuance to current employees, provided that the aggregate amount of Investments permitted pursuant to the foregoing clause (ii) during the term of this Agreement shall in no event exceed $5,000,000;

            (i) purchases of all or substantially all of the Capital Stock of Persons organized under the laws of the United States or any state thereof and engaged in lines of business similar to the line of business of the Borrower on the date of this Agreement, but in no event in contravention of subsection 4.16; provided, that the aggregate amount of Investments made pursuant to this subsection 7.7(i), taken together with the aggregate amount of Indebtedness assumed by the Borrower and its Subsidiaries pursuant to subsection 7.2(i), shall in no event exceed $75,000,000;

            (j) Investments (other than those relating to the incurrence of Indebtedness permitted by subsection 7.7(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor; provided that any such Investments in Tesoro Bolivia shall not in the aggregate exceed (i) during the period from the Closing Date until the first anniversary of the Closing Date, $75,000,000,
      (ii) during the period from the first anniversary of the Closing Date until the second anniversary of the Closing Date, $75,000,000, (iii) during the period from the second anniversary of the Closing Date until the third anniversary of the Closing Date, $50,000,000 or (iv) after the third anniversary of the Closing Date, the amounts permitted by subsection 7.7(k);

            (k) Investments (other than those relating to the incurrence of Indebtedness permitted by subsection 7.7(c) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor; provided that, (i) any such Investments in Tesoro Latin American Company or any other Subsidiary (other than Tesoro Bolivia) which conducts a material portion of its operations outside the United States shall not in the aggregate exceed $25,000,000 during the first three one-year periods following the Closing Date and (ii) any such Investment in Tesoro Latin America Company or any other Subsidiary (including Tesoro Bolivia) which conducts a material portion of its operations outside the United

      States shall not in the aggregate exceed $40,000,000 in any one-year period following the Closing Date;

            (l) Investments by the Borrower or any of its Subsidiaries in the businesses of branded dealers and distributors in connection with retail gasoline station improvements; provided, that the aggregate amount of Investments made pursuant to this subsection 7.7(k), taken together with the aggregate amount of outstanding Guarantee Obligations incurred pursuant to subsection 7.2(h), shall not exceed (i) at any time during 1998, $10,000,000, and (ii) at any time thereafter, $20,000,000;

            (m) Investments by the Borrower or any of its Subsidiaries consisting of the receipt by the Borrower or such Subsidiary of Capital Stock or other securities, obligations or production payments in settlement of debts created in the ordinary course of business and owing to, or in satisfaction of judgments in favor of, the Borrower or any of its Subsidiaries; provided, that the aggregate amount of debts so settled and judgments so satisfied during the term of this Agreement shall not exceed $10,000,000;

            (n) the Shipping Joint Venture; provided that the Shipping Joint Venture shall not constitute an Investment permitted by this subsection
      7.7 if any Indebtedness is outstanding pursuant to subsection 7.2(l) or if all or any portion of the purchase price of the vessel owned by such Shipping Joint Venture has been funded with the proceeds of Loans; and

            (o) entering into a joint venture or partnership in connection with the sale to such joint venture or partnership of all or a portion of the assets of Tesoro Marine Services, Inc.; provided, that the fair market value of the investment by Tesoro Marine Services, Inc. to such joint venture or partnership shall in no event exceed $50,000,000 and the terms of such joint venture or partnership shall be reasonably satisfactory to the General Administrative Agent in all material respects and the interests of the Borrower and any of its Subsidiaries in such joint venture or partnership shall be pledged to the Collateral Agent, for the benefit of the Lenders, in the manner provided in clauses (i) and (ii) of subsection 6.9(a).

            7.8 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, or deposit any funds with any trustee or create any trust to defease, the Senior Subordinated Notes, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Borrower or any of its Subsidiaries and (ii) does not involve the payment of a consent fee), (c) designate any Indebtedness (other than the Obligations) as "Designated Senior Debt" for the purposes of the Senior Subordinated Note Indenture or (d) amend its certificate of incorporation in any manner determined by the General Administrative Agent to be adverse to the Lenders.

            7.9 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise not prohibited by this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's-length transaction with a Person which is not an Affiliate.

            7.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

            7.11 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

            7.12 Limitation on Negative Pledge Clauses. Enter into or permit to exist or become effective any agreement which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or permit to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

            7.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) solely in the case of the foregoing clause (c), customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with the past practices of the Borrower and its Subsidiaries.

            7.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are reasonably related thereto.

            7.15 Limitation on Amendments to Acquisition Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Hawaii Acquisition Agreement, the Washington Acquisition Agreement, or any other document delivered by the Hawaii Sellers, the Washington Seller or any of their respective affiliates in connection therewith such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Hawaii Acquisition Agreement, the Washington Acquisition Agreement or any such other documents except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.


                          SECTION 8. EVENTS OF DEFAULT

            If any of the following events shall occur and be continuing:

            (a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

            (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

            (c) (i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of subsection 6.4(a) (with respect to the Borrower only), subsection 6.7(a), Section 7 of this Agreement or Section 5 of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

            (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days; or

            (e) Any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation constituting Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause
      (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is at least $15,000,000; or

            (f) (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a

      Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA,
      (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

            (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

            (i) Any of the Security Documents covering material collateral shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

            (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

            (k) (i) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur; or

            (l) At any time, the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan

      Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken, so long as such Event of Default is in existence and has not otherwise been cured or waived in accordance herewith: (i) with the consent of the Majority Revolving Credit Facility Lenders, the General Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the General Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the General Administrative Agent may, or upon the request of the Required Lenders, the General Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the General Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the General Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

                              SECTION 9. THE AGENTS

            9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

            9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

            9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

            9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the General Administrative Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the General Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

            9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the General Administrative Agent receives such a notice, the General Administrative Agent shall give notice thereof to the Lenders. The General Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the General Administrative Agent shall have received such directions, the General Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the General Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

            9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this subsection 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such

Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this subsection 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

            9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

            9.9 Successor Agents. The General Administrative Agent or the Collateral Agent, as the case may be, may resign as such Agent upon 10 days' notice to the Lenders and the Borrower. If the General Administrative Agent or the Collateral Agent, as the case may be, shall resign as such Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor General Administrative Agent or Collateral Agent, as the case may be, which successor agent shall (unless an Event of Default under subsection 8(a) or subsection 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the General Administrative Agent or the Collateral Agent, as the case may be, and the term "General Administrative Agent" or "Collateral Agent", as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former General Administrative Agent's or Collateral Agent's, as the case may be, rights, powers and duties as General Administrative Agent or the Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former General Administrative Agent or Collateral Agent or any of the parties to this Agreement or any holders of the Loans; provided, that the retiring Collateral Agent shall take such actions, at the expense of the Borrower, as shall be required to transfer all Security Documents and Collateral to the successor Collateral Agent. If no successor agent has accepted appointment as General Administrative Agent by the date that is 10 days following a retiring General Administrative Agent's notice of resignation, the retiring General Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the General Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the General Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities hereunder shall automatically be assumed by, and inure to the benefit of, the General Administrative Agent, without any further act by the Syndication Agent, the General Administrative Agent or any Lender. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

            9.10 Authorization of Collateral Agent. The Collateral Agent is hereby irrevocably authorized and directed by each of the Lenders to release, and hereby agrees to release in accordance with the terms of the Guarantee and Collateral Agreement, the obligations of any Subsidiary Guarantor or any Lien covering any Property of the Borrower or any of its Subsidiaries, in either case which is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with subsection 10.1.

            9.11 The Arranger, the Co-Administrative Agents and Documentation Agent. The Arranger, the Co-Administrative Agents and the Documentation Agent, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

                            SECTION 10. MISCELLANEOUS

            10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Agents and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, or the Agents, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this subsection 10.1 or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan

Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders; (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in subsection
5.2 (including, without limitation, in connection with any waiver of an existing Default or Event of Default) without the consent of the Majority Revolving Credit Facility Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under the Tranche A Term Loan Facility or the Tranche B Term Loan Facility set forth in subsection 5.2 (including, without limitation, in connection with any waiver of an existing Default or Event of Default) without the consent of the Majority Tranche A Term Loan Facility Lenders or the Majority Tranche B Term Loan Facility Lenders, as the case may be; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 without the consent of the Agents; (vii) amend, modify or waive any provision of subsection
2.14 without the consent of each Lender directly affected thereby; or (viii) amend, modify or waive any provision of Section 3 without the consent of each Issuing Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this subsection 10.1; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

            10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Agents, as follows, and (b) in the case of any Lender, as set forth on Schedule 1 to the Lender Addendum delivered by such Lender, or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance, or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

            The Borrower:                  Tesoro Petroleum Corporation
                                           8700 Tesoro Drive
                                           San Antonio, Texas  78217
                                           Attention: Treasurer
                                           Telecopy: (210) 283-2003
                                           Telephone: (210) 283-2440

            The Syndication Agent:         Lehman Commercial Paper Inc.
                                           3 World Financial Center
                                           New York, New York  10285
                                           Attention: Michael O'Brien
                                           Telecopy: (212) 528-0819
                                           Telephone: (212) 526-0437

            The General Administrative
             Agent:                        The First National Bank of Chicago
                                           One First National Plaza
                                           Mail Suite 0634, 10th Floor
                                           Chicago, Illinois  60670
                                           Attention: Bill Laird
                                           Telecopy: (312) 732-3055
                                           Telephone: (312) 732-5635

            With a copy to:                The First National Bank of Chicago
                                           1100 Louisiana Street, Suite 3200
                                           Houston, Texas  77002
                                           Attention:  Dixon Schultz
                                           Telecopy: (713) 654-7370
                                           Telephone: (713) 654-7300

            The Collateral Agent:          Paribas
                                           1200 Smith Street, Suite 3100
                                           Houston, Texas  77002
                                           Attention: Brian Malone
                                           Telecopy: (713) 659-6915
                                           Telephone: (713) 659-4811

provided that any notice, request or demand to or upon any Agent or any Lender shall not be effective until received.

            10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

            10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the General Administrative Agent, the Collateral Agent and the Issuing Banks, (b) to pay or reimburse each of the Lenders and Agents for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay caused by any Loan Party in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agents and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any property at any time owned, leased or in any way used by the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) solely related to the transfer, assignment or other disposition by or on behalf of any Indemnitee of any Note or any interest in its Commitments or rights to payment under this Agreement. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its

Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them now or hereafter might have by statute or otherwise against any Indemnitee. The agreements in this subsection
10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

            10.6 Successors and Assigns; Participations and Assignments. a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

            (b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due but unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.17, 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of subsection 2.18, such Participant shall have complied with the requirements of such subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

            (c) Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to (i) any Lender or any affiliate thereof (provided that the consent of the Issuing Banks shall be obtained in connection with any assignment of Revolving Credit Commitments to an affiliate of a Lender), (ii) in the case of all or any part of its rights and obligations in respect of funded Term Loans, to an additional bank, financial institution or other entity, or (iii) with the consent of the Borrower and the Agents (and, in the case of any assignment of Revolving Credit Commitments, the Issuing Banks), which, in each case, shall not be unreasonably withheld or delayed (provided that the consent of the Agents need not be obtained by LCPI with respect to any assignments to LCPI or by LCPI, and the consent of the Issuing Banks need not be obtained with respect to any assignment of Term Loans and Term Loan Commitments to LCPI or by LCPI), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E (an "Assignment and Acceptance"), executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Agents or the Issuing Banks is required pursuant to the foregoing provisions, by the Borrower or the Borrower and such other Persons, as the case may be) and delivered to the General Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Borrower, the Syndication Agent and the General Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this subsection 10.6(c), the consent of the Borrower shall not be required for any assignment which occurs at any time when any Event of Default shall have occurred and be continuing.

            (d) The General Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in subsection 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the General Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed

Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the General Administrative Agent to the Borrower marked "cancelled". The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by subsection 10.6(c), by each such other Person) together with payment by such Assignor and/or such Assignee (as agreed between them) to the General Administrative Agent of a registration and processing fee of $2,500 (provided that no such payment shall be required with respect to assignments (y) involving LCPI as assignor or assignee or (z) assignments to an Assignee which is already a Lender; provided, further, that with respect to one or more substantially concurrent assignments by a Lender to an affiliate or affiliates thereof or to Persons under common management with such Lender, only one such fee shall be payable), the General Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the General Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

            (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law; provided, that all related costs, fees and expenses assessed against or incurred by such Lender solely in connection with any such assignment to any Federal Reserve Bank or any related re-assignment to such Lender shall be for the sole account of such Lender.

            10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

            (b) In addition to any rights and remedies of the Lenders provided by law, at any time when an Event of Default is in existence, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the General Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

            10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the General Administrative Agent.

            10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

            10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE

GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            10.12 Submission To Jurisdiction; Waivers. (a) The Borrower hereby irrevocably and unconditionally:

            (i) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

            (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 10.2 or at such other address of which the General Administrative Agent shall have been notified pursuant thereto; and

            (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

            (b) Each party hereto hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 10.12 any special, exemplary, punitive or consequential damages.

            10.13 Acknowledgements. The Borrower hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (b) neither the General Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between General Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

            10.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the General Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee which agrees to comply with the provisions of this subsection 10.14, (c) any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (exclusive of any organizational or governance document of such Agent or Lender), (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this subsection 10.14, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. In the event that any Agent or Lender shall have received a demand or request, or intends to respond to or otherwise satisfy a requirement, for the delivery of any such confidential information pursuant to the foregoing clause
(f), such Agent or Lender promptly shall make reasonable efforts to notify the Borrower thereof within any applicable time period permitted to contest compliance with any such demand, request or requirement; provided, that in no event shall any Lender or Agent be liable for any action taken pursuant to such clause (f) or for any failure so to notify the Borrower in accordance with the foregoing.

            10.15 Enforceability; Usury. In no event shall any provision of this Agreement, the Notes, or any other instrument evidencing or securing the indebtedness of the Borrower hereunder ever obligate the Borrower to pay or allow any Lender to collect interest on the Notes or any other indebtedness of the Borrower hereunder at a rate greater than the maximum non-usurious rate permitted by applicable law (herein referred to as the "Highest Lawful Rate"), or obligate the Borrower to pay any taxes, assessments, charges, insurance premiums or other amounts to the extent that such payments, when added to the interest payable on the Notes, would be held to constitute the payment by the Borrower of interest at a rate greater than the Highest Lawful Rate; and this provision shall control over any provision to the contrary.

            Without limiting the generality of the foregoing, in the event the maturity of all or any part of the principal amount of the indebtedness of the Borrower hereunder shall be accelerated for any reason, then such principal amount so accelerated shall be credited with any interest theretofore paid thereon in advance and remaining unearned at the time of such acceleration. If, pursuant to the terms of this Agreement or the Notes, any funds are applied to the payment of any part of the principal amount of the indebtedness of the Borrower hereunder prior to the maturity thereof, then (a) any interest which would otherwise thereafter accrue on the principal amount so paid by such application shall be canceled, and (b) the indebtedness of the Borrower hereunder remaining unpaid after such application shall be credited with the amount of all interest, if any, theretofore collected on the principal amount so paid by such application and remaining unearned at the date of said application; and if the funds so applied shall be sufficient to pay in full all the indebtedness of the Borrower hereunder, then the Lenders shall refund to the Borrower all interest theretofore paid thereon in advance and remaining unearned at the time of such acceleration. All sums paid or agreed to be paid to the General Administrative Agent or to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the General Administrative Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until paid in full, so that the rate or amount of interest on account of any Loans or other amounts hereunder does not exceed the maximum amount allowed by such applicable law. Regardless of any other provision in this Agreement, or in any of the written evidences of the indebtedness of the Borrower hereunder, the Borrower shall never be required to pay any unearned interest on such indebtedness or any portion thereof, and shall never be required to pay interest thereon at a rate in excess of the Highest Lawful Rate construed by courts having competent jurisdiction thereof.

            10.16 Accounting Changes. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the General Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the General Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

            10.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

            10.18 Purchase of Loans Under Existing Credit Agreement;
Reallocation.

            (a) Pursuant to the Existing Credit Agreement, (i) LCPI, as Tranche C Term Loan Lender thereunder, purchased loans previously made to the Borrower pursuant to the credit agreement that was amended and restated pursuant to the Existing Credit Agreement, and such loans so purchased by LCPI were amended and restated as Tranche C Term Loans under the Existing Credit Agreement, and (ii) LCPI made Second Lien Term Loans and Revolving Credit Loans (each as defined in the Existing Credit Agreement). Notwithstanding the express terms of subsections
2.1 and 2.4 and any other contrary provision contained in

Section 2, each Lender (other than LCPI) shall fund its Loans on the Closing Date through the purchase of Loans outstanding under the Existing Credit Agreement, as follows:

            (i) Each Tranche B Term Loan Lender (other than LCPI) shall purchase its Tranche B Term Loan Percentage of all Tranche C Term Loans outstanding under (and as defined in) the Existing Credit Agreement on the Closing Date immediately prior to the effectiveness of this Agreement, and such loans so purchased (as well as LCPI's Tranche B Term Loan Percentage of all Tranche C Term Loans outstanding under the Existing Credit Agreement on the Closing Date immediately prior to the effectiveness of this Agreement) shall thereafter be deemed to be Tranche B Term Loans hereunder and be subject to all terms and conditions thereof. The Borrower hereby expressly confirms that such loans so purchased shall constitute Tranche B Term Loans hereunder and that the representations and warranties set forth in Section 4 apply to such Tranche B Term Loans.

            (ii) Each Tranche A Term Loan Lender (other than LCPI) shall purchase its Tranche A Term Loan Percentage of all Tranche C Term Loans outstanding under the Existing Credit Agreement on the Closing Date immediately prior to the effectiveness of this Agreement other than (A) the amount of such Tranche C Term Loans purchased by the Tranche B Term Loan Lenders pursuant to clause (i) above and (B) the amount of such Tranche C Term Loans constituting LCPI's Tranche B Term Loan Percentage of such Tranche C Term Loans, and such loans so purchased shall thereafter be deemed to be Tranche A Term Loans hereunder and be subject to all terms and conditions thereof. The Borrower hereby expressly confirms that such loans so purchased shall constitute Tranche A Term Loans hereunder and that the representations and warranties set forth in Section 4 apply to such Tranche A Term Loans.

            (iii) Each Revolving Credit Lender (other than LCPI) shall purchase its Revolving Credit Percentage of all Revolving Credit Loans outstanding under (and as defined in) the Existing Credit Agreement on the Closing Date immediately prior to the effectiveness of this Agreement, and such loans so purchased shall thereafter be deemed to be Revolving Credit Loans hereunder and be subject to all terms and conditions thereof. The Borrower hereby expressly confirms that such loans so purchased shall constitute Revolving Credit Loans hereunder and that the representations and warranties set forth in Section 4 apply to such Revolving Credit Loans.

      (b) In the event that any prepayment is to be made hereunder in respect of the portion of the Term Loans acquired by the Lenders through the purchase of loans outstanding under the Existing Credit Agreement, then, notwithstanding the other provisions of this Agreement, such prepayment shall be applied to the Revolving Credit Loans and each Revolving Credit Lender shall simultaneously purchase its Revolving Credit Percentage of such portion of the Term Loans which would otherwise be prepaid, and such portion so purchased by the Revolving Credit Lenders shall thereafter be deemed to constitute Revolving Credit Loans and be subject to all terms and conditions thereof.

      (c) Each purchase and assignment of loans (the "Assigned Loans") made pursuant to paragraphs (a) and (b) above shall be made by the relevant assignor without recourse to such assignor. Each such assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any Loan Party in or in connection with this Agreement or the Existing Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Existing Credit Agreement, or any instrument or document furnished pursuant hereto or thereto or in connection herewith or therewith, other than that such assignor has not created any adverse claim upon the interest being assigned by it hereunder and that on the date of such assignment such interest is free and clear of any such adverse claim created by or on behalf of such assignor; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto. Each assignee of Assigned Loans represents and warrants that it is legally authorized to agree to the provisions of this subsection and that this subsection constitutes its legally valid and binding obligation.

            10.19 Notice of Remedies Pursuant to Alaskan Law. Notice is hereby served that each of the Borrower and the Subsidiary Guarantors is personally obligated and (in the case of the Subsidiary Guarantors, subject to the terms and provisions of the Guarantee and Collateral Agreement) fully liable for the amount due under any Loan made or Note issued under this Agreement. The General Administrative Agent or the Collateral Agent, as the case may be, for the benefit of the Lenders, has the right to sue on any such Loan or Note and obtain a personal judgment against the Borrower or any such Subsidiary Guarantor for satisfaction of the amount due under any such Loan or Note either before or after a judicial foreclosure on any Collateral.

            10.20 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the General Administrative Agent, the Syndication Agent and the Borrower a Lender Addendum duly executed by such Lender, the Borrower and each Agent. Each Lender Addendum is deemed incorporated herein by this reference.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                     TESORO PETROLEUM CORPORATION


                                     By: /s/ G.A. WRIGHT
                                        ------------------------------------
                                        Name:
                                        Title:


                                     LEHMAN BROTHERS INC.,
                                        as Arranger


                                     By: /s/ CHRISTOPHER R. RYAN
                                        ------------------------------------
                                        Name:
                                        Title:


                                     LEHMAN COMMERCIAL PAPER INC.,
                                        as Syndication Agent and as a Lender


                                     By: /s/ CHRISTOPHER R. RYAN
                                        ------------------------------------
                                        Name:
                                        Title:


                                     THE FIRST NATIONAL BANK OF CHICAGO,
                                        as Co-Administrative Agent, General
                                        Administrative Agent and as a Lender


                                     By: /s/ DIXON SCHULTZ
                                        ------------------------------------
                                        Name:
                                        Title:

                                  PARIBAS,
                                    as Co-Administrative Agent, Collateral Agent and as a Lender


                                  By: /s/ MARIAN LIVINGSTON
                                     -------------------------------------------
                                     Name:  Marian Livingston
                                     Title: Vice President


                                  By: /s/ BETSY R. JOCHER
                                     -------------------------------------------
                                     Name:  Betsy R. Jocher
                                     Title: Assistant Vice President


                                  THE BANK OF NOVA SCOTIA,
                                     as Documentation Agent and as a Lender


                                  By: /s/ F.C.H. ASHBY
                                     -------------------------------------------
                                     Name:  F.C.H. Ashby
                                     Title: Senior Manager, Loan Operations

                                                                         Annex A

                                  PRICING GRID

FOR REVOLVING CREDIT LOANS AND TRANCHE A TERM LOANS:
========================================================================================
       Consolidated Leverage            Applicable Margin            Applicable Margin
               Ratio                   for Eurodollar Loans         for Base Rate Loans
----------------------------------------------------------------------------------------
Greater than or equal to 4.0:1.0              2.125%                       0.625%
----------------------------------------------------------------------------------------
Greater than or equal to 3.5:1.0 but
         less than 4.0:1.0                    1.875%                       0.375%
----------------------------------------------------------------------------------------
Greater than or equal to 3.0:1.0 but
         less than 3.5:1.0                    1.625%                       0.125%
----------------------------------------------------------------------------------------
Greater than or equal to 2.5:1.0 but
         less than 3.0:1.0                    1.375%                       0.000%
----------------------------------------------------------------------------------------
         Less than 2.5:1.0                    1.125%                       0.000%
========================================================================================

FOR TRANCHE B TERM LOANS:
========================================================================================
Consolidated Leverage                      Applicable Margin          Applicable Margin
        Ratio                            for Eurodollar Loans        for Base Rate Loans
----------------------------------------------------------------------------------------
Greater than or equal to 3.0:1.0                 2.125%                    0.625%
----------------------------------------------------------------------------------------
         Less than 3.0:1.0                       2.000%                    0.500%
========================================================================================

Changes in the Applicable Margin with respect to Revolving Credit Loans, Tranche A Term Loans or Tranche B Term Loans resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to subsection
6.1 (but in any event not later than the 60th day after the end of each of the first three quarterly periods of each fiscal year or the 105th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than
(a) in the case of Revolving Credit Loans and Tranche A Term Loans, 4.0:1.0, and
(b) in the case of Tranche B Term Loans, 3.0:1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this definition be deemed to be greater than (a) in the case of Revolving Credit Loans and Tranche A Term Loans, 4.0:1.0, and (b) in the case of Tranche B Term Loans, 3.0:1.0. Each determination of the Consolidated Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Borrower and its consolidated Subsidiaries ending at the end of the period covered by the relevant consolidated financial statements. The Applicable Margin in effect from the day which is three months after the Closing Date (the "Pricing Grid Commencement Date") until the first Adjustment Date thereafter shall be determined on the basis of the Borrower's financial statements for the first full fiscal quarter ending after the Closing Date; provided, that if such financial statements have not been delivered to the Lenders pursuant to subsection 6.1 prior to the Pricing Grid Commencement Date, the Applicable Margin shall not be adjusted pursuant to the Pricing Grid until the date of delivery of such financial statements pursuant to subsection 6.1.